UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934 (Amendment No.     )

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UNITED BANKSHARES, INC.

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NOTICE OF 2021 ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS:

NOTICE IS HEREBY GIVEN that, pursuant to the call of its Board of Directors, the 2021 Annual Meeting of Shareholders of UNITED BANKSHARES, INC. (“United”) will be held on Wednesday, May 12, 2021 at 4:00 p.m., Eastern Time (the “Annual Meeting”). Due to the continuing public health impact of the coronavirus outbreak (“COVID-19”) and to support the health and well-being of our employees, shareholders, and our community, this year’s Annual Meeting will once again be a completely virtual meeting of shareholders, which will be conducted solely online via live webcast. You will be able to attend and participate in the Annual Meeting online, vote your shares electronically, and submit your questions prior to and during the meeting by visiting: www.meetingcenter.io/262072350 at the meeting date and time described in the accompanying proxy statement. Because the Annual Meeting is virtual and being conducted via live webcast, shareholders will not be able to attend the Annual Meeting in person. It is important to note that shareholders have the same rights and opportunities by participating in a virtual meeting as they would if attending an in-person meeting. We believe that hosting a virtual meeting will enable greater shareholder attendance and participation from any location around the world.

At the Annual Meeting, shareholder will be asked to consider and vote upon the following matters:

1.    To elect thirteen (13) persons to serve as directors of United. The nominees selected by the current Board of Directors are listed in the accompanying Proxy Statement for this Annual Meeting.

2.    To ratify the selection of Ernst & Young LLP to act as the independent registered public accounting firm for 2021.

3.    To approve, on an advisory basis, the compensation of United’s named executive officers.

The close of business on March 4, 2021, has been fixed by the Board of Directors as the record date for determining the shareholders entitled to notice of and to vote at this Annual Meeting. Please have your proxy card available when you access the online meeting. The password for the meeting is UBSI2021.

Your vote is extremely important to us. You may vote via telephone or over the internet, as well as by mailing the enclosed proxy card. Please see the proxy card or page 2 of the attached proxy statement for instructions on these methods of voting.

WE URGE YOU TO SIGN AND RETURN THE ENCLOSED PROXY OR VOTE BY TELEPHONE OR OVER THE INTERNET AS PROMPTLY AS POSSIBLE REGARDLESS OF YOUR PLANS TO ATTEND THE ONLINE MEETING. YOU MAY REVOKE YOUR PROXY AT ANY TIME AND VOTE ONLINE THROUGH THE WEB PAGE.

TWO INDIVIDUALS, WHO ARE NOT DIRECTORS OF UNITED, HAVE BEEN NAMED IN THE PROXY TO VOTE THE SHARES REPRESENTED BY PROXY. IF YOU WISH TO CHOOSE SOME OTHER PERSON TO ACT AS YOUR PROXY, MARK OUT THE PRINTED NAME AND WRITE IN THE NAME OF THE PERSON YOU SELECT.

By Order of the Board of Directors

Richard M. Adams

Chairman of the Board and

Chief Executive Officer

March 30, 2021

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 12, 2021

This proxy statement, along with our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and our 2020 Annual Report, are available free of charge on the following website: www.ubsi-inc.com.

UNITED BANKSHARES, INC.

2021 PROXY STATEMENT

United Bankshares, Inc. P.O. Box 1508 United Square Fifth and Avery Streets Parkersburg, West Virginia 26101

PROXY STATEMENT

General Information

These proxy materials are delivered in connection with the solicitation by the Board of Directors of United Bankshares, Inc. (“United,” the “Company,” “we,” or “us”), a West Virginia corporation, of proxies to be voted at our 2021 Annual Meeting of Shareholders and at any adjournment or postponement.

You are invited to attend the 2021 Annual Meeting of Shareholders on May 12, 2021, beginning at 4:00 p.m. Eastern Time. Due to the continuing public health impact of the coronavirus outbreak (“COVID-19”) and to support the health and well-being of our employees, shareholders, and our community, the 2021 Annual Meeting of Shareholders will once again be a completely virtual meeting of shareholders, which will be conducted exclusively online via live webcast. You will be able to attend and participate in the Annual Meeting, vote your shares electronically and submit your questions prior to and during the meeting by visiting: www.meetingcenter.io/262072350 on May 12, 2021 at 4:00 p.m., Eastern Time. The password for the meeting is UBSI2021. It is important to note that shareholders have the same rights and opportunities by participating in a virtual meeting as they would if attending an in-person meeting.

This proxy statement, form of proxy and voting instructions are being mailed on or about March 30, 2021.

VOTING INFORMATION

Shareholders Entitled to Vote

Holders of record of United common shares at the close of business on March 4, 2021, are entitled to receive this notice and to vote their shares electronically at the Annual Meeting. As of that date, there were 128,945,020 common shares outstanding. Each common share is entitled to one vote on each matter properly brought before the Annual Meeting.

How You Can Vote

Shareholders of record may vote their shares electronically at the virtual Annual Meeting or may vote by proxy by mail, by telephone or by Internet.

Proxies may be revoked at any time before they are exercised by (1) written notice to the Secretary of the Company, (2) timely delivery of a valid, later-dated proxy or (3) voting electronically at the Annual Meeting.

You may save us the expense of a second mailing by voting promptly. Choose one of the following voting methods to cast your vote.

Vote By Mail

If you choose to vote by mail, simply mark your proxy, date and sign it, and return it to us in the postage-paid envelope provided.

Vote By Telephone or Internet

If you have telephone or Internet access, you may submit your proxy by following the instructions on the proxy card.

Vote at the Annual Meeting

The method by which you vote now will in no way limit your right to vote electronically at the Annual Meeting if you later decide to attend the virtual Annual Meeting. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote online at the Annual Meeting.

All shares that have been properly voted and not revoked will be voted at the Annual Meeting in accordance with your instructions. If you sign your proxy card but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the Board of Directors.

Voting on Other Matters

If any other matters are properly presented for consideration at the Annual Meeting, the persons named in the enclosed form of proxy intend to exercise their discretionary authority in accordance with applicable federal and state laws and regulations to vote on those matters for you. On the date this proxy statement went to press, we do not know of any other matter to be raised at the Annual Meeting.

Required Vote and Cumulative Voting

The presence, online at the Annual Meeting or by proxy, of the holders of a majority of all of the shares of stock entitled to vote at the Annual Meeting is necessary to constitute a quorum. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

A plurality of the votes cast is required for the election of directors. Abstentions and broker “non-votes” are not counted for purposes of the election of directors.

In the election of directors, shareholders cast one (1) vote for each nominee for each share held. However, every shareholder has the right of cumulative voting, electronically in person or by proxy, in the election of directors. Cumulative voting gives each shareholder the right to aggregate all votes which he or she is entitled to cast in the election of directors and to cast all such votes for one candidate or distribute them among as many candidates and in such a manner as the shareholder desires.

At our 2021 Annual Meeting, the number of directors to be elected will be thirteen (13), and each shareholder will have the right to cast thirteen (13) votes in the election of directors for each share of stock held on the record date. If you wish to exercise, by proxy, your right to cumulative voting in the election of directors, you must provide a proxy showing how your votes are to be distributed among one or more candidates. Unless contrary instructions are given by a shareholder who signs and returns a proxy, all votes for the election of directors represented by such proxy will be divided equally among the nominees to be elected. If cumulative voting is invoked by any shareholder, the vote represented by the proxies delivered pursuant to this solicitation, which does not contain contrary instructions, may be cumulated at the discretion of the Board of Directors of United Bankshares, Inc. in order to elect to the Board of Directors the maximum number of nominees named in this proxy statement.

With respect to (i) the ratification of the selection of Ernst & Young LLP to act as the independent registered public accounting firm for the fiscal year that began January 1, 2021, and (ii) the nonbinding resolution to approve the compensation of United’s named executive officers, if a quorum exists, the affirmative vote of a majority of the votes cast is required for approval of such matters. In voting for these matters, shares may be voted “for” or “against” or “abstain”. In determining whether the proposal has received the requisite number of affirmative votes, abstentions and broker “non-votes” will be disregarded and have no effect on the outcome of the vote.

On March 4, 2021, there were 128,945,020 shares of common stock outstanding that are held by approximately 8,925 shareholders of record and 39,312 shareholders in street name. The presence electronically at the meeting or by proxy of a majority of the outstanding shares of United Bankshares, Inc. will constitute a quorum at the Annual Meeting.

Attending the Virtual Annual Meeting

The 2021 Annual Meeting will be a completely virtual meeting of shareholders, which will be conducted exclusively by webcast. You are entitled to participate in the Annual Meeting only if you were a shareholder of the Company as of the close of business on the record date, or if you hold a valid proxy for the Annual Meeting. No physical meeting will be held.

You will be able to attend the Annual Meeting online and submit your questions during the meeting by visiting www.meetingcenter.io/262072350. You also will be able to vote your shares online by attending the Annual Meeting by webcast.

To participate in the Annual Meeting, you will need to review the information included on your Notice, proxy card or on the instructions that accompanied your proxy materials. You will need your 16-digit control number to access the meeting. The password for the meeting is UBSI2021.

If you hold your shares through an intermediary, such as a bank or broker, you must register in advance using the instructions below.

The online meeting will begin promptly at 4:00 p.m. on May 12, 2021, Eastern Time. We encourage you to access the meeting prior to the start time leaving ample time for the check-in process. Please follow the registration instructions as outlined in this proxy statement.

You may submit questions beginning on May 11, 2021 or during the Annual Meeting by going to the virtual meeting site at www.meetingcenter.io/262072350, entering your control number and the password, UBSI2021. Once logged in, click on the messages icon at the top of the screen to type in your question, then click the arrow icon on the right to submit. Questions pertinent to meeting matters will be answered during the meeting, subject to time constraints. The meeting is not to be used as a forum to present personal matters, or general economic, political or other views that are not directly related to the business of United and the matters properly before the meeting, and therefore questions on such matters will not be answered.

In the event technical issues delay or disrupt the Company’s ability to convene the meeting for longer than thirty minutes, the Company will make an announcement on its website at www.ubsi-inc.com under the Press Releases tab under the heading News & Market Data regarding a date and time for reconvening the Annual Meeting. In the event of disorder, technical malfunction or other significant problem that disrupts the Annual Meeting, the Chair may adjourn, recess or expedite the Annual Meeting, or take such other action as the Chair determines is appropriate in light of the circumstances.

How to Register to Attend the Annual Meeting Virtually on the Internet

If you are registered shareholder (i.e., you hold your shares through our transfer agent, Computershare), you do not need to register to attend the Annual Meeting virtually on the internet. Please follow the instructions on the proxy card that you received to access the Annual Meeting virtually on the internet.

If you hold your shares through an intermediary, such as a bank or broker, you must register in advance to attend the Annual Meeting virtually on the internet.

To register and attend the Annual Meeting online by webcast you must submit proof of your proxy power (legal proxy) reflecting your United holdings along with your name and email address to Computershare. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on May 2, 2021.

You will receive a confirmation of your registration by email after we receive your registration materials.

Requests for registration should be directed to United at the following:

By email: Forward the email from your broker, or attach an image of your legal proxy, to legalproxy@computershare.com.

By mail:              Computershare

                                 United Bankshares, Inc. Legal Proxy

                                 P.O. Box 43001

                                 Providence, RI 02940-3001

Trouble Accessing the Annual Meeting Virtually

The virtual meeting platform is fully supported across MS Edge, Firefox, Chrome and Safari browsers and devices (desktops, laptops, tablets and cell phones) running the most up-to-date version of applicable software and plugins. Please note that Internet Explorer is not currently supported. Participants should ensure that they have a strong WiFi connection wherever they intend to participate in the meeting. We encourage you to access the meeting prior to the start time. A link on the meeting page will provide further assistance should you need it or you may call:

US & Canada: 1-888-724-2416

Other: +1-781-575-2748

Tech support lines are available as of April 5, 2021 Monday through Friday 8:30 a.m. to 6:00 p.m., Eastern Time.

Cost of Proxy Solicitation

We will bear the entire cost of soliciting proxies from our shareholders. Proxies may be solicited on our behalf by directors, officers or employees in person or by telephone, electronic transmission, or facsimile transmission. United has retained Georgeson LLC of New York, New York (“Georgeson”) pursuant to a retention letter dated January 5, 2021, to assist in soliciting proxies from institutional investors, nominee accounts and beneficial holders. United is not retaining Georgeson to solicit proxies from registered holders or from non-objecting beneficial owners. Georgeson’s fee for the above services is $8,500 plus reasonable disbursements that may include the broker search, printing, postage, courier charges, filing reports, data transmissions and other expenses approved by United.

In order to facilitate and expedite distribution of these proxy solicitation materials to brokers, fiduciaries, nominee holders and institutional investors, United has retained Proxy Express of Lyndhurst, New Jersey. Proxy Express will contact all broker and other nominee accounts identified on United’s shareholder mailing list in order to facilitate determination of the number of sets of proxy materials such accounts require for purposes of forwarding the same to beneficial owners. Brokers, fiduciaries, custodians and other nominees have been requested to forward solicitation materials to the beneficial owners of the Company’s common stock. Upon request we will reimburse these entities for their reasonable expenses. Proxy Express will then assist in the delivery of proxy materials to these accounts for distribution. Proxy Express will also assist in the distribution of proxy materials to institutional investors.

Delivery of Proxy Materials

To reduce the expenses of delivering duplicate proxy materials to our shareholders, we are relying upon Securities and Exchange Commission (“SEC”) rules that permit us to deliver only one proxy statement and annual report to multiple shareholders who share an address unless we received contrary instructions from any shareholders at that address. If you share an address with another shareholder and have received only one proxy statement and annual report, you may write or call us as specified below to request a separate copy of these materials and we will promptly send them to you at no cost to you. For future meetings, if you hold shares directly registered in your own name, you may request separate copies of our proxy statement and annual report, or request that we send only one set of these materials to you if you are receiving multiple copies, by contacting us at: United Bankshares, Inc., Shareholder Relations Department, 514 Market Street, Parkersburg, WV 26102 or by telephoning us at (304) 424-8800.

List of Shareholders

If a shareholder requests a list of shareholders entitled to vote at the 2021 Annual Meeting for purposes of soliciting the shareholders or sending a written communication to the shareholders, then the Company will either (i) provide the list to the requesting shareholder upon receipt of an affidavit of the requesting shareholder that he will not use the list for any purpose other than to solicit shareholders with respect to the 2021 Annual Meeting; or (ii) mail the requesting shareholder’s materials to the shareholders.

PROPOSAL 1: ELECTION OF DIRECTORS

The Board of Directors consists of one class of thirteen (13) directors. Thirteen (13) directors will be elected at our 2021 Annual Meeting to serve for a one-year term expiring at our Annual Meeting in the year 2022. The Company’s Restated Bylaws provide that the number of directors shall be at least five (5) and no more than thirty-five (35) with the composition and number of nominees to be set at the discretion of the Board of Directors. For the election of directors at the 2021 Annual Meeting, the Board of Directors established the composition and number of directors to be elected at thirteen (13).

The persons named in the enclosed proxy intend to vote the proxy for the election of each of the thirteen (13) nominees, unless you indicate on the proxy card that your vote should be withheld from any or all of such nominees. Each nominee elected as a director will continue in office until his successor has been elected or until his death, resignation or retirement.

The Board of Directors has proposed the following nominees for election as directors with terms expiring in 2022 at the Annual Meeting: Richard M. Adams, Charles L. Capito, Jr., Peter A. Converse, Michael P. Fitzgerald, Theodore J. Georgelas, Dr. Patrice A. Harris, J. Paul McNamara, Mark R. Nesselroad, Jerold L. Rexroad, Albert H. Small, Jr., Mary K. Weddle, Gary G. White and P. Clinton Winter. All of the nominees, except for Charles L. Capito, Jr., are directors standing for re-election.

The Board of Directors recommends a vote “FOR” the election of each of these nominees for Director.

We expect each nominee for election as a director to be able to serve if elected. To the extent permitted under applicable law, if any nominee is not able to serve, proxies will be voted in favor of the remainder of those nominated and may be voted for substitute nominees, unless the Board chooses to reduce the number of directors serving on the Board.

The principal occupation, current public company directorships and public company directorships held at any time during the past five years, share holdings and the specific experience, qualifications, attributes and skills considered by the Board in concluding that the nominees are qualified to serve as a director of the Company are set forth on the following pages.

DIRECTORS WHOSE TERMS EXPIRE IN 2021 AND NOMINEES FOR DIRECTORS

	Amount of Beneficial Ownership of Shares of Common Stock and Options (c)

Name, Age, Principal Occupation and Directorships for the Last Five Years and Experience, Qualifications and Skills (d)	Shares (a)	Options (b)%

RICHARD M. ADAMS, 74, is the Chairman and Chief Executive Officer of United and the Chairman of the Board of United Bank. Mr. Adams previously served as the Chairman and Chief Executive Officer of United Bank, Inc., a former subsidiary of United. Mr. Adams also served as the Chief Executive Officer of The Parkersburg National Bank (“PNB”), the predecessor to United, from 1975 to 1984, and as the Chairman of the Board of PNB from 1976 to 1984. Mr. Adams has been a director of the Company since 1984.	842,839	286,640	*

Mr. Adams has worked in the banking industry for more than 50 years and has successfully served as the Company’s Chairman and Chief Executive Officer for 45 years. Mr. Adams has the experience and expertise necessary to understand the opportunities and challenges facing the Company, and he possesses the requisite leadership and management skills to promote and execute the Company’s values and strategy. Mr. Adams is very familiar with the Company’s business, industry, regulatory requirements, and markets. As Chairman and Chief Executive Officer, Mr. Adams provides unified leadership for the Company, promotes the development and implementation of corporate strategy, and contributes to a more efficient and effective board. Mr. Adams has successfully guided the Company through 32 acquisitions, growing the Company from $100 million to $26.2 billion in assets. Mr. Adams also serves as Chairman of the Executive Committee.

CHARLES L. CAPITO, JR., 66, is the former Managing Director of the Wells Fargo Advisors Complex in West Virginia. Mr. Capito is a new nominee for Director of the Company.	5,066	—	*

Mr. Capito is highly credentialed as a finance executive, financial advisor and has overseen the management of billions of dollars in assets throughout his career. While at Wells Fargo, Mr. Capito was responsible for managing seven offices. In this capacity, Mr. Capito was responsible for the prudent management of the firm’s resources, building local partnerships and recruiting talent while creating an inclusive environment of teamwork and innovation. Prior to his position with Wells Fargo, Mr. Capito was an Executive Vice President and Director of Business Development for United Bank where he provided leadership for the implementation of sales initiatives and other private wealth management strategies. While at United Bank, Mr. Capito served as a member of the United Brokerage Services, Inc. board. Mr. Capito currently serves as the President of the Board for the Congressional Club Museum and Foundation in Washington, D.C., is a member on the West Virginia University Board of Governors, and is a trustee and Audit Committee Chairman for both the Charleston Area Medical Center, Inc. and the CAMC Health Systems, Inc.

PETER A. CONVERSE, 70, is the former President and Chief Executive Officer of Virginia Commerce Bancorp, Inc. and Virginia Commerce Bank. Mr. Converse is a director of United Bank. Mr. Converse has been a director of the Company since 2014.	476,908	—	*

Mr. Converse has extensive community banking experience of over 40 years in the Washington, D.C. area. He served as President, Chief Executive Officer and a director of Virginia Commerce Bancorp, Inc. for 20 years until January 2014 when Virginia Commerce Bancorp, Inc. was acquired by United. Prior to that, Mr. Converse was the Senior Vice President/Chief Lending Officer for Federal Capital Bank from March 1992 to December 1993; Senior Vice President of Bank of Maryland from October 1990 to March 1992; and Executive Vice President/Chief Lending Officer for Century National Bank from May 1986 to July 1990 and Senior Vice President/Chief Lending Officer for Central National Bank from July 1979 to April 1986. Mr. Converse is a member of the Executive Committee.

DIRECTORS WHOSE TERMS EXPIRE IN 2021 AND NOMINEES FOR DIRECTORS

	Amount of Beneficial Ownership of Shares of Common Stock and Options (c)

Name, Age, Principal Occupation and Directorships for the Last Five Years and Experience, Qualifications and Skills (d)	Shares (a)	Options (b)%

MICHAEL P. FITZGERALD, 64, is the former Co-Founder, Chairman, Chief Executive Officer and President of Bank of Georgetown. Mr. Fitzgerald is the President and a director of United Bank. Mr. Fitzgerald is a former Vice Chairman of United Bank. Mr. Fitzgerald has been a director of the Company since 2016.	207,525	—	*

Mr. Fitzgerald has nearly 40 years of experience helping businesses achieve their financial goals through his work in the Washington, D.C. area commercial banking industry. His career prior to Bank of Georgetown included a variety of senior executive roles at some of the region’s most prestigious banking institutions. He served as Senior Vice President of Sequoia Bank (and subsequently United Bank post-merger) with responsibilities for all commercial banking operations in Maryland as well as oversight of government contractor banking efforts throughout the region. Mr. Fitzgerald began his banking career with Riggs Bank, where for 15 years he served in several capacities including Corporate Banking, Special Assistant to the Chairman, and President and Chief Executive Officer of The Riggs National Bank of Maryland. He is a former director of the Federal Home Loan Bank of Atlanta.

THEODORE J. GEORGELAS, 74, is the Managing Director of the Georgelas Group Holdings, LLC. Mr. Georgelas is a current director and a former Chairman of United Bank. Mr. Georgelas is also a former Chairman of the Board of Sector Communications. Mr. Georgelas has been a director of the Company since 1990.	53,537	—	*

Mr. Georgelas has spent more than 40 years heading a multi-national real estate development and construction company. During his business career, Mr. Georgelas has expanded from a spot builder of custom homes to a multi-faceted developer of commercial, industrial, retail and residential properties with primary geographic emphasis in the Mid-Atlantic states of Virginia, Maryland, Delaware and the District of Columbia. Mr. Georgelas has a broad range of experience in structuring financial transactions and legal documentation. Mr. Georgelas is also technologically proficient having formed a cellular phone business that was later sold. Mr. Georgelas brings this management and leadership experience to his role as a director of the Company and as a member of the Risk Committee.

PATRICE A. HARRIS, MD, MA, FAPA, 61, is a practicing psychiatrist trained in child/adolescent and forensic psychiatry and the immediate past president of the American Medical Association (“AMA”). Dr. Harris is a director of United Bank. Dr. Harris has been a director of the Company since October 2020.	5,000	—	*

Paving her way to success in the medical field, Dr. Harris is a passionate leader, internationally-recognized expert and an advocate for improving the lives of children and serving others on both local and national levels. In June 2019, Dr. Harris became the first African American woman to be president of the AMA, the largest association of physicians and medical students in the U.S. She has served on the AMA Board of Trustees since 2011 and is the chair of the AMA Opioid Task Force. Apart from the AMA, she has also held leadership positions with the American Psychiatric Association (“APA”), the Medical Association of Georgia, The Big Cities Health Coalition, and the Georgia Psychiatric Physicians Association. She was also the founding president of the Georgia Psychiatry Political Action Committee. Dr. Harris earned a bachelor’s degree in psychology, master’s degree in counseling psychology and medical degree from West Virginia University. She completed residencies and a fellowship at Emory University, and now serves as an adjunct assistant professor in the Emory Department of Psychiatry and Behavioral Sciences and adjunct clinical assistant professor in psychiatry and behavioral sciences at Morehouse School of Medicine. A Fellow of the APA, she continues in private practice and consults with both public and private organizations on health service delivery and emerging trends in practice and health policy. Dr. Harris is a member of the Compensation and Governance and Nominating Committees.

DIRECTORS WHOSE TERMS EXPIRE IN 2021 AND NOMINEES FOR DIRECTORS

	Amount of Beneficial Ownership of Shares of Common Stock and Options (c)

Name, Age, Principal Occupation and Directorships for the Last Five Years and Experience, Qualifications and Skills (d)	Shares (a)	Options (b)%

J. PAUL MCNAMARA, 72, is the Chairman of Potomac Capital Advisors and the former President and Chief Operating Officer of Sequoia Bancshares, Inc. Mr. McNamara is a current director and a former Vice Chairman of United Bank. Mr. McNamara has been a director of the Company since 2003.	80,485	—	*

Currently, Mr. McNamara is the Chairman of Potomac Capital Advisors, a privately held real estate investment company. Mr. McNamara has spent over 30 years in the banking industry. Mr. McNamara was the President and Chief Operating Officer of Sequoia Bancshares for 15 years. Prior to Sequoia, Mr. McNamara worked for Manufacturers Hanover Trust Company for three years and the National Bank of Washington for 12 years where he held several senior management positions. Mr. McNamara has gained valuable insight through his banking experience in senior management positions into retail banking, commercial banking, bank operations and systems. Mr. McNamara brings this extensive knowledge of the banking industry to his role as a director of the Company, Chairman of the Governance and Nominating Committee, and as a member of the Executive, Compensation and Risk Committees.

MARK R. NESSELROAD, 65, is the Chief Executive Officer of Glenmark Holding Limited Liability Company, a real estate development company. Mr. Nesselroad is a director of United Bank. Mr. Nesselroad has been a director of the Company since 2011.	82,058	—	*

Prior to serving on United’s Board, Mr. Nesselroad served on Centra Financial Holdings, Inc.’s Board of Directors from 2003 to July 2011. He was a member of Centra’s audit committee, executive committee, compensation committee and finance committee. Mr. Nesselroad is a real estate developer in one of United’s key markets. Mr. Nesselroad formerly served on the Board of Directors of the West Virginia Housing Development Fund and the West Virginia United Health System and he currently serves on the Board of Directors of the EdVenture Group and the Mylan Park Foundation, Inc. Mr. Nesselroad brings his knowledge of commercial real estate in a key geographic market of United as well as his extensive experience on boards of directors and committees to his role as a director of the Company and as the Chairman of the Risk Committee and a member of the Governance and Nominating, Executive, Audit and Compensation Committees.

JEROLD L. REXROAD, 60, is an Executive Vice President of United and the former Chief Executive Officer and President of Carolina Financial Corporation. Mr. Rexroad is a director of United Bank. Mr. Rexroad has been a director of the Company since May 2020.	141,175	14,058	*

Mr. Rexroad joined Carolina Financial Corporation in May 2008 as Executive Vice President and became its Chief Executive Officer and President in 2012 . Mr. Rexroad began his career in 1982 with Peat, Marwick, Mitchell and Co., a predecessor to the international accounting firm KPMG LLP, and is a Certified Public Accountant. He became a KPMG partner in 1994 with responsibilities for all financial institutions in South Carolina. In 1995, Mr. Rexroad joined Coastal Financial Corporation as Executive Vice President and Chief Financial Officer. Coastal Financial Corporation was sold to BB&T in 2007. Mr. Rexroad is a graduate of Bob Jones University, cum laude. His leadership experience, including over 30 years of experience in public accounting and financial institution management, as well as his service as the chief executive officer and chief financial officer of public bank holding companies, enhance his ability to serve on the Company’s Board of Directors.

DIRECTORS WHOSE TERMS EXPIRE IN 2021 AND NOMINEES FOR DIRECTORS

	Amount of Beneficial Ownership of Shares of Common Stock and Options (c)

Name, Age, Principal Occupation and Directorships for the Last Five Years and Experience, Qualifications and Skills (d)	Shares (a)	Options (b)%

ALBERT H. SMALL, JR., 64, is the founder and president of Renaissance Centro Inc., LLC and the founder of the former Renaissance Housing Corporation. Mr. Small is a director of United Bank. Mr. Small has been a director of the Company since November of 2018.	9,595	—	*

Renaissance Centro Inc., LLC is a nationally recognized real estate development firm located in the Washington, D.C. area, specializing in residential, commercial and hotel development. Renaissance Housing Corporation is one of Washington, D.C.’s most highly recognized luxury home builders and high-rise tower developers. During Mr. Small’s more than 20 years at Renaissance Housing Corporation, the firm developed over a thousand homes, apartments and lots. Mr. Small is a well-known business and community member in the Washington, D.C. area and brings a significant knowledge of commercial real estate development and management in a key geographic market of United. Mr. Small is a board member of Tulane University and a director of Griffin Industrial Realty, Inc. Mr. Small is active in World Presidents’ Organization (“WPO”), Chief Executive Organization (“CEO”), Urban Land Institute, civic boards and philanthropic organizations.

MARY K. WEDDLE, 71, is a Certified Public Accountant (“CPA”) and a former Executive Vice President of The Long & Foster Companies. Ms. Weddle is a director of United Bank. Ms. Weddle has been a director of the Company since 2004.	16,963	—	*

Ms. Weddle has spent her career in real estate and related financial services. For over 20 years, she was in management and leadership roles in the real estate industry. Her former employer, The Long & Foster Companies, is the nation’s largest, privately-held real estate company. In her most recent position as Executive Vice President and head of Operations, which she held for almost 15 years, she skillfully brought together a team responsible for a wide variety of diverse activities, such as legal, marketing, information technology, human resources, and accounting. Her expertise as head of Operations covered strategic planning and the design and implementation of efficient systems and processes for distribution to thousands of internal and external users. She also understands customer service and consumer behavior. She brings this broad and relevant experience to her role as a director of the Company and as a member of the Risk Committee and Audit Committee, where she has served as a financial expert for many years. Her designation and ongoing qualifications as a CPA give her the ability to analyze and understand the financial aspects of business.

GARY G. WHITE, 71, is the Principal of JRW, LLC, a consulting firm, and the President and Chief Executive Officer of Gilbert Development, Inc. He is the former Interim President of Marshall University, the former President and Chief Operating Officer of International Resource Partners LP and the former President and Chief Executive Officer of International Industries, Inc. Mr. White is also the former President and Chief Executive Officer of the West Virginia Coal Association. Mr. White is a director of United Bank. Mr. White has been a director of the Company since 2008.	33,486	—	*

Mr. White has served in several senior management positions in the coal industry for over 40 years. Mr. White also has more than 20 years of executive level experience with non-profit entities which provides him with a broad perspective on business operations. Mr. White has a good knowledge of the basic industries in the Company’s primary market areas. Mr. White has been a past director of another publicly traded banking company. Mr. White brings this expertise in corporate management to his role as a director of the Company and as Chairman of the Audit Committee and as a member of the Executive, Compensation and Governance and Nominating Committees.

DIRECTORS WHOSE TERMS EXPIRE IN 2021 AND NOMINEES FOR DIRECTORS

	Amount of Beneficial Ownership of Shares of Common Stock and Options (c)

Name, Age, Principal Occupation and Directorships for the Last Five Years and Experience, Qualifications and Skills (d)	Shares (a)	Options (b)%

P. CLINTON WINTER, 73, is the President of Bray & Oakley Insurance Agency, Inc. Mr. Winter is a director of United Bank. Mr. Winter has been a director of the Company since 1996.	519,932	—	*

Mr. Winter has spent over 35 years working in the insurance and financial services industry. Mr. Winter’s experience as President of Bray & Oakley Insurance Agency, as well as a past chairperson of an audit committee of an acquired banking company, has provided him with significant financial experience. Mr. Winter also served on the executive committee and was the chairperson of the compensation committee for this acquired banking company. Through his long experience with the insurance and financial industries, Mr. Winter possesses expertise in financial and risk management matters as well as business development and marketing. Mr. Winter brings this knowledge of financial and risk management to his role as a director of the Company, the Chairman of the Compensation Committee and as a member of the Executive, Audit and Governance and Nominating Committees. Mr. Winter also serves as the Lead Director of the independent directors of the Board.

All Directors, Nominees and Executive Officers as a Group (18 persons)	5,105,390	636,234	4.43%

* Indicates the director owns less than 1% of United’s issued and outstanding shares.

Footnotes:

(a)

Includes stock held by United Bank’s Trust Department which shares beneficial ownership as described in this footnote. The following directors each exercise voting authority over the number of shares indicated as follows: Ms. Weddle, 7,787 shares and Mr. Winter, 31,693 shares. United Bank’s Board of Directors exercises voting authority over 2,509,084 shares held by United Bank’s Trust Department. All of these shares are included in the 5,105,390 shares held by all directors, nominees and executive officers as a group. Also includes shares pledged as collateral as follows: Mr. Converse, 100,000 shares; Mr. Georgelas, 44,428 shares; Mr. Rexroad, 18,375 shares and Mr. Winter, 112,412 shares.

(b)

Beneficial ownership is stated as of March 4, 2021, including shares of common stock that may be acquired within sixty (60) days of that date through the exercise of stock options pursuant to United’s Stock Option Plans.

(c)

Unless otherwise indicated, beneficial ownership shares listed represent sole voting power. The following number of shares may be held in the name of spouses, children, certain relatives, trust, estates, and certain affiliated companies as to which shared voting and/or shared investment powers may exist: Mr. R. Adams, 17,784 shares; Mr. Capito, 66 shares; Mr. Georgelas, 1,797 shares; Mr. McNamara, 15,475 shares; Mr. Nesselroad, 71,682 shares; Mr. Rexroad, 12,475; Mr. Small, 5,667 shares; and Mr. Winter, 37,800 shares.

(d)	United Bank is a subsidiary of United.

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial Ownership of Directors and Named Executive Officers

As of March 4, 2021, directors of the Company and nominees owned beneficially, directly or indirectly, the number of shares of common stock indicated in the preceding table.

The Company’s chief executive officer, chief financial officer, and the three other most highly compensated executive officers constitute the named executive officers of the Company. The following table sets forth certain information regarding the named executive officers’ beneficial ownership of common stock of United as of March 4, 2021. For purposes of this determination, the number of shares of United’s common stock beneficially owned by any person or persons is calculated as a percentage of the total number of shares of United’s common stock issued and outstanding as of March 4, 2021 plus the number of shares of United’s common stock that may be acquired by such person within sixty (60) days of that date through the exercise of stock options pursuant to United’s Stock Option Plans.

		Shares of Common Stock of the Company Beneficially Owned (1)
Title of Class	Name of Officer	Number of Shares	Percent of Class
Common Stock	Richard M. Adams	1,129,479	0.87%
Common Stock	Richard M. Adams, Jr.	196,008	0.15%
Common Stock	James J. Consagra, Jr.	170,844	0.13%
Common Stock	W. Mark Tatterson	125,973	0.10%
Common Stock	Darren K. Williams	60,397	0.05%

Footnotes:

(1)

The amounts shown represent the total shares owned directly and indirectly by such named executive officers. The number of shares includes shares that are issuable upon the exercise of all stock options currently exercisable, as follows: Mr. R. Adams, 286,640 shares; Mr. R. Adams, Jr., 94,946 shares; Mr. Consagra, 94,946 shares; Mr. Tatterson, 74,024 shares; and Mr. Williams, 35,727. Unless otherwise indicated, beneficial ownership shares listed represent sole voting power. The following number of shares may be held in the name of spouses, children, certain relatives, trust, estates, and certain affiliated companies as to which shared voting and/or shared investment powers may exist: Mr. R. Adams, 17,784 shares, Mr. R. Adams, Jr., 10,986 shares and Mr. Tatterson, 76 shares.

Principal Shareholders of United

The following table lists each shareholder of United who is the beneficial owner of more than 5% of United’s common stock, the only class of stock outstanding, as of March 4, 2021 unless otherwise noted.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Common Stock	BlackRock, Inc. 55 East 52nd Street, New York, NY 10055	16,623,013	(1)	12.89%

Common Stock	The Vanguard Group 100 Vanguard Blvd., Malvern, PA 19355	12,032,542	(2)	9.33%

Common Stock	State Street Corporation One Lincoln Street, Boston, MA 02111	9,280,760	(3)	7.20%

Footnotes:

(1)

BlackRock, Inc. (“BlackRock”) is a global investment management firm that serves institutional and retail clients, including pension funds, foundations, endowments, official institutions, insurance companies, subadvisory relationships, high net worth individuals, family offices and private banks. BlackRock beneficially owns 16,623,013 or 12.89% of United’s common stock. BlackRock holds sole dispositive authority for the 16,623,013 shares and sole voting authority over 16,379,199 shares. BlackRock’s address and holdings are based solely on a Schedule 13G filing with the Securities and Exchange Commission dated January 26, 2021 made by BlackRock setting forth information as of December 31, 2020.

(2)

The Vanguard Group (“Vanguard”) is one of the world’s largest investment management companies, serving individual investors, institutions, employer-sponsored retirement plans, and financial professionals. Vanguard beneficially owns 12,032,542 or 9.33% of United’s common stock. Of these beneficially-owned shares, Vanguard holds shared voting authority over 125,219 shares, sole dispositive authority over 11,800,633 shares, and shared dispositive authority over 231,909 shares. Vanguard’s address and holdings are based solely on a Schedule 13G filing with the Securities and Exchange Commission dated February 8, 2021 made by Vanguard setting forth information as of December 31, 2020.

(3)

State Street Corporation (“State Street”) is a global financial services provider that offers a flexible suite of services that spans the investment spectrum, including investment management, research and trading, and investment servicing. State Street, and certain of its subsidiaries, beneficially owns 9,280,760 or 7.20% of United’s common stock. State Street holds shared dispositive authority for the 9,280,760 shares and shared voting authority over 8,773,805 shares State Street’s address and holdings are based solely on a Schedule 13G filing with the Securities and Exchange Commission dated February 11, 2021 made by State Street setting forth information as of December 31, 2020.

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and beneficial owners of more than ten percent of our common stock to file reports of holdings and transactions in United shares with the Securities and Exchange Commission (“SEC”). To our knowledge, based solely on our review of the copies of such reports furnished and written representations, no person required to file such reports during 2020 failed to file such reports on a timely basis or failed to file a report.

Related Shareholder Matters

The following table discloses the number of outstanding options granted by United to participants in equity compensation plans, as well as the number of securities remaining available for future issuance under these plans, as of December 31, 2020. The table provides this information for equity compensation plans that have and have not been approved by shareholders.

Plan Category	Number of Securities to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans
Equity Compensation Plans approved by Shareholders	1,774,171	$35.09	2,292,648
Equity Compensation Plans not approved by Shareholders (1)	—	—	—
Total	1,774,171	$35.09	2,292,648

Footnotes:

(1)

The table does not include information for equity compensation plans assumed by United in connection with mergers and acquisitions and pursuant to which there remain outstanding options (collectively, “Assumed Plans”). The Assumed Plans include remaining outstanding options from the Carolina Financial Corporation, Cardinal Financial Corporation, Bank of Georgetown, and Virginia Commerce Bancorp, Inc. mergers. A total of 130,386 shares of United common stock may be purchased under the Assumed Plans, at a weighted average exercise price of $21.09. No further grants may be made under any Assumed Plan.

GOVERNANCE OF THE COMPANY

Board Leadership Structure

The Board of Directors regularly evaluates its leadership structure to ensure it continues to be in the best interest of the Company and its shareholders. The Board of Directors is led by a Chairman selected by the

Board of Directors. The Board of Directors does not have a fixed policy regarding the separation of the offices of the Chairman and the Chief Executive Officer and believes it should maintain the flexibility to establish a leadership structure that fits the needs of the Company and its shareholders at any particular point in time.

Presently, Richard M. Adams, the Company’s Chief Executive Officer, is also the Chairman of the Board. Mr. Adams has been in these positions since 1984. Prior to this, Mr. Adams served as the Chief Executive Officer of The Parkersburg National Bank (“PNB”), the predecessor to United, from 1975 to 1984, and as the Chairman of the Board of PNB from 1976 to 1984. Mr. Adams has been a director of United since 1984. The Board of Directors believes there are a number of important advantages to continuing to combine the offices of the Chairman and the Chief Executive Officer. The Chief Executive Officer is the director most familiar with the Company’s business, industry, regulatory requirements, and markets. As such, he is best situated to lead Board of Directors’ discussions on important matters affecting the Company. Combining the offices of the Chairman and the Chief Executive Officer provides unified leadership for the Company, promotes the development and implementation of corporate strategy, and contributes to a more efficient and effective board.

Mr. Adams has worked in the banking industry for more than 50 years and has successfully served as the Company’s Chairman and Chief Executive Officer for 45 years. He has the experience and expertise necessary to understand the opportunities and challenges facing the Company, and he possesses the requisite leadership and management skills to promote and execute the Company’s values and strategy. He is also a significant shareholder reporting beneficial ownership of 1,129,479 shares, closely aligning his interests with those of the Company’s shareholders.

The Board of Directors recognizes the importance of a strong independent board. The Board of Directors maintains a supermajority of independent directors, designates a lead independent director, has regular meetings of the independent directors in executive session without the presence of insiders, has a succession plan for incumbent management, determines management compensation by a committee of independent directors, and the Company’s operations are highly regulated.

P. Clinton Winter serves as the Board of Directors’ Lead Independent Director. The Lead Independent Director’s duties and responsibilities include: setting the agenda for and presiding over meetings of the independent directors; advising the Chairman and Chief Executive Officer as to the quality, quantity, and timeliness of the flow of information from the Company’s management that is necessary for the independent directors to effectively and responsibly perform their duties; acting as a “sounding board” and advisor to the Chairman and Chief Executive Officer; contributing to the performance review of the Chairman and Chief Executive Officer; and staying informed about the strategy and performance of the Company and reinforcing that expectation for all Board members.

Mr. Winter is the Chairman of the Compensation Committee, and also serves on the Board of Directors’ Audit, Executive, and Governance and Nominating Committees. He has been a director of the Company since 1996 and is a significant shareholder with reported beneficial ownership of 519,932 shares.

Independence of Directors

The Governance and Nominating Committee of the Board of Directors annually reviews the relationships of each member of the Board of Directors to determine whether each director and each nominee for director is independent. This determination is based on both subjective and objective criteria developed by the NASDAQ listing standards and the SEC rules. The determination made by the Governance and Nominating Committee is then submitted to the Board of Directors to permit the Board of Directors to affirmatively determine whether each director and each nominee for director has any relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

The Governance and Nominating Committee met on February 22, 2021, to determine the independence of the current members and the nominees for director of the Board of Directors. At the meeting, the Governance and Nominating Committee reviewed the directors’ responses to a questionnaire asking about their relationships with the Company (and those of their immediate family members) and other potential conflicts of interest, as well as information provided by management related to transactions, relationships, or arrangements between the Company and the directors or parties related to the directors.

Based on the subjective and objective criteria developed by the NASDAQ listing standards and the SEC rules, the Governance and Nominating Committee determined that the following current members of the Board of Directors that served at any time during 2020 are independent: Peter A. Converse, Theodore J. Georgelas, Dr. Patrice A. Harris, J. Paul McNamara, Mark R. Nesselroad, Albert H. Small, Jr., Mary K. Weddle, Gary G. White and P. Clinton Winter. Charles L. Capito, Jr., a new nominee, is also independent based on his responses to a questionnaire.

The NASDAQ listing standards contain additional requirements for members of the Compensation Committee, the Audit Committee and the Governance and Nominating Committee. All of the directors serving on each of these committees are independent under the additional requirements applicable to such committees.

The Governance and Nominating Committee also considered the following relationships in evaluating the independence of the Company’s independent directors and determined that none of the relationships constitute a material relationship with the Company.

•        United’s subsidiaries provided lending and/or other financial services to certain members of the Company’s Board of Directors, their immediate family members, and/or their affiliated organizations during 2020 in the ordinary course of business and on substantially the same terms as those available to unrelated parties. These relationships satisfied the standards for independence.

•        Peter Converse received $120,000 in each of 2018, 2019 and 2020 for services performed under a contract with United Bank as an independent contractor. Because Mr. Converse has not been paid more than $120,000 in the last three years and his relationship with United Bank is that of an independent contractor, Mr. Converse satisfied the standards for independence.

•        JRW, LLC rents office space from United Bank at its Aracoma, West Virginia location. Gary White is the sole owner of JRW, LLC. The total amount of rent paid to United Bank by JRW, LLC was well below the $120,000 threshold standard set forth in the NASDAQ listing standards and the SEC rules and therefore satisfied the standards for independence.

•        Defense in Depth LLC performed Active Threat training to the employees of United Bank. Mark N. Nesselroad owns 24.5025% of Defense in Depth LLC. The total payment from United Bank was below the $120,000 threshold standard set forth in the NASDAQ listing standards and the SEC rules and therefore satisfied the standards for independence.

•        Albert H. Small, Jr. owns an interest in two partnerships, Commerce Building Associates and 1730 K Street Associates, in an aggregate amount of less than 4%. United Bank commenced leasing office space from Commerce Building Associates in 2019. Mr. Small also owns an interest in a partnership, 1776 K Street Associates L.P., in an aggregate amount of approximately 1%. United Bank operates a branch in a building owned by 1776 K Street Associates L.P. Because Mr. Small’s interest in these partnerships is less than 10% and he is not a general partner, these relationships satisfied the standards for independence.

The Governance and Nominating Committee determined that the following current members of the Board of Directors and the nominees for director are not independent: Richard M. Adams, Michael P. Fitzgerald and Jerold L. Rexroad. Messrs. Adams, Fitzgerald and Rexroad are not independent because these directors are currently employed by the Company.

The Board of Directors reviewed and approved the determinations made by the Governance and Nominating Committee.

Risk Management Oversight

The Board of Directors’ role in the risk management process is to provide oversight to ensure an effective enterprise risk management program is in place. This program and the processes related thereto focus on the following six risk categories: credit risk, liquidity risk, market risk, operational risk, compliance risk, and reputation risk. The Board of Directors, through the adoption of Company policies, defines risk exposure limits for each of these risk categories, taking into consideration the Company’s strategic goals and objectives, as well as current market conditions.

The Board of Directors risk management oversight is provided primarily by the Board of Directors’ Risk Committee. This oversight includes the appointment and annual review of the Company’s Corporate Risk Manager, the approval of outsourced or co-sourced risk management arrangements, the review of significant reports to management prepared by the Company’s Risk Management Department and the timeliness of management’s responses, and the discussion with management regarding the responsibilities, budget, staffing, and scope of the Company’s Risk Management Department.

At the management level, the ultimate responsibility for oversight of the risk management function lies with the Corporate Risk Manager. The Corporate Risk Manager is an executive officer of the Company who reports directly to the Risk Committee Chairman. The Corporate Risk Manager provides regular risk management reports to the Risk Committee and the full Board of Directors, as well as at meetings of the independent directors.

The Corporate Risk Manager has established a Corporate Risk Management Committee at the Company level, to serve as the Company’s primary risk management forum for analyzing policy. The objective of this committee is to promote proper risk management practices throughout the Company and to serve as the vehicle for the oversight of the risk management guidelines contained in the Company’s Corporate Risk Management and Control Policy. On a regular basis, the Corporate Risk Management Committee prepares risk management reports for presentation to the Risk Committee and the full Board of Directors.

In addition to the oversight of the Risk Committee, the Board of Directors’ Compensation Committee oversees the Company’s compensation policies and arrangements to ensure they encourage appropriate levels of risk taking by management with respect to the Company’s strategic goals and to determine whether any of them give rise to risks that are reasonably likely to have a material adverse effect on the Company. The Board of Directors’ Governance and Nominating Committee also plays a key role related to risk management by ensuring the Company’s leadership structure is appropriate and by carefully reviewing the responsibilities of each Board Committee to ensure that all significant risk categories are addressed by at least one Committee.

During 2020, the Board and its committees also reviewed and discussed with management the impact of COVID-19 on the Company’s employees, customers, and business, and management’s response to mitigate the adverse impacts of COVID-19. As noted in the section entitled COVID-19 Response, management implemented various protocols to protect our employees, maintain services for clients, assure the continuity of our operating systems, controls and processes, and mitigate the financial risks posed by changing market conditions. Management continues to monitor the pandemic and take necessary actions to protect our employees, customers and operating systems.

The Audit Committee, the Compensation Committee, the Risk Committee and the Governance and Nominating Committee are comprised entirely of independent directors.

Board and Committee Membership

The committee descriptions and membership set forth below are those applicable as of the mailing date of this proxy statement.

During 2020, the Board of Directors met nine (9) times. The Board of Directors of the Company has five (5) standing committees: The Executive Committee, Audit Committee, Compensation Committee, Risk Committee and Governance and Nominating Committee. During 2020, each incumbent director attended 75% or more of the aggregate of the total number of meetings of the Board of Directors and all committees of the Board on which he or she served. Although there is no formal written policy, attendance at the annual meeting by directors is expected. Eleven of the twelve incumbent directors of United attended the 2020 Annual Meeting. Dr. Harris was not a board member at the time of the Annual Meeting and therefore did not attend. The Company’s independent directors held two (2) meetings during 2020.

The Executive Committee

The Executive Committee is currently comprised of six (6) directors, Richard M. Adams, Chairman, Peter A. Converse, J. Paul McNamara, Mark R. Nesselroad, Gary G. White, and P. Clinton Winter. The Executive Committee exercises all the authority of the Board of Directors whenever the Board of Directors is not meeting unless prohibited by law or the provisions of the Amended and Restated Articles of Incorporation or Restated Bylaws of the Corporation. The Board of Directors has specifically empowered the Executive Committee to investigate mergers and acquisitions by marshaling necessary information and data to evaluate the advisability of mergers and acquisitions and to report their findings to the Board of Directors. The Board of Directors may accept, ratify, approve, amend, modify, repeal or change the actions of the Executive Committee. The Executive Committee is governed by the Executive Committee charter which is available on the corporate website under Investor Relations, Corporate Overview and Governance Documents at “www.ubsi-inc.com”. During 2020, the Executive Committee met one (1) time.

The Audit Committee

The Audit Committee has the primary responsibility to review and evaluate significant matters relating to audit, internal control and compliance. It reviews, with representatives of the independent registered public accounting firm, the scope and results of the audit of the financial statements, audit fees and any recommendations with respect to internal controls and financial matters. The Audit Committee is governed by the Audit Committee charter which is available on the corporate website under Investor Relations, Corporate Overview and Governance Documents at “www.ubsi-inc.com”. Current members of this committee are Gary G. White, Chairman, Mark R. Nesselroad, Mary K. Weddle, and P. Clinton Winter. The Audit Committee met four (4) times during 2020. All members of the Audit Committee are independent directors as defined in the NASDAQ listing standards and the SEC rules.

Audit Committee Financial Expert

The Board of Directors has determined that all audit committee members are financially literate under the NASDAQ listing standards. The Board also determined that Mary K. Weddle qualifies as an “audit committee financial expert” as defined by the SEC rules adopted pursuant to the Sarbanes-Oxley Act of 2002. For the relevant qualifications and experience of Ms. Weddle as a “audit committee financial expert”, please refer the section of this proxy statement entitled “Directors Whose Terms Expire in 2021 and Nominees for Directors.”

The Compensation Committee

The Compensation Committee approves executive officer and director compensation. The Compensation Committee is composed solely of independent directors as independence is defined under the NASDAQ listing standards and the SEC rules. Current members of this committee are P. Clinton Winter, Chairman, Dr. Patrice A. Harris, J. Paul McNamara, Mark R. Nesselroad and Gary G. White. The Compensation Committee met three (3) times during 2020. The Compensation Committee is governed by the Compensation Committee charter which is available on the corporate website under Investor Relations, Corporate Overview and Governance Documents at “www.ubsi-inc.com”.

The Compensation Committee’s primary processes and procedures for consideration and determination of executive compensation as well as any delegation of its authority with respect to compensation decisions can be found in the Compensation Discussion and Analysis section under the headings “Role of Executive Officers and the Committee in Compensation Decisions” and “Overview of Compensation Program.”

The Compensation Committee is also responsible for evaluating the compensation of our directors and recommending changes for consideration by the independent directors of the Board when appropriate. The Compensation Committee uses peer group information when evaluating the compensation of our directors. Compensation for our directors who served on United’s Board of Directors in 2020 can be found in the Director Compensation table on page 60.

The Risk Committee

The Risk Committee provides oversight of the Company’s corporate risk structure and the processes established to identify, measure, manage and monitor United’s significant financial and other risk exposures. The Risk Committee periodically reviews management’s strategies and policies for assessing and managing risk including, but not limited to, the approval of the overall risk appetite, review of the risk management structure, and comprehension of the Company’s most significant risks. The Risk Committee also reviews capital management activities and make recommendations, as appropriate, to the Board of Directors.

The Risk Committee is composed solely of independent directors as independence is defined under the NASDAQ listing standards and the SEC rules. Current members of this committee are Mark R. Nesselroad, Chairman, Theodore J. Georgelas, J. Paul McNamara and Mary K. Weddle. The Risk Committee met four (4) times during 2020. The Risk Committee is governed by the Risk Committee charter which is available on the corporate website under Investor Relations, Corporate Overview and Governance Documents at “www.ubsi-inc.com”.

The Governance and Nominating Committee

The purposes of the Governance and Nominating Committee are to evaluate and recommend candidates for election as directors, make recommendations concerning the size and composition of the Board of

Directors, develop and implement United’s corporate governance policies, approve annual director nominees for and any subsequent changes in the subsidiary bank’s board, develop specific criteria for director independence, and assess the effectiveness of the Board of Directors.

Nominations to the Board of Directors by a shareholder may be made only if such nominations are made in accordance with the procedures set forth in Article II, Section 5 of the Restated Bylaws of United, which section is set forth in full below:

Section 5. Nomination of directors. Directors shall be nominated by the Board prior to the giving of notice of any meeting of shareholders wherein directors are to be elected. Additional nominations of directors may be made by any shareholder; provided that such nomination or nominations must be made in writing, signed by the shareholder and received by the Chairman or President no later than ten (10) days from the date the notice of the meeting of shareholders was mailed; however, in the event that notice is mailed less than thirteen (13) days prior to the meeting, such nomination or nominations must be received no later than three (3) days prior to any meeting of the shareholders wherein directors are to be elected.

In identifying nominees and evaluating and determining whether to nominate a candidate for a position on United’s Board, the Committee considers the criteria outlined in United’s Corporate Governance Policy and Guidelines, which include the independence of the proposed nominee, diversity, age, skills and experience in the context of the needs of the Board of Directors. United’s Corporate Governance Policy and Guidelines is available on the corporate website under Investor Relations, Corporate Overview and Governance Documents at “www.ubsi-inc.com”. While United does not have a separate policy with regard to the consideration of diversity in identifying director nominees, the Committee will review available information about the candidates including gender, race, and ethnicity, as well as the candidate’s diverse individual background and geographic location. United regularly assesses the size of the Board, whether any vacancies are expected due to retirement or otherwise, and the need for particular expertise on the Board. Candidates may come to the attention of the Committee from current Board members, shareholders, professional search firms, officers or other persons. The Committee will consider and review all candidates in the same manner regardless of the source of the recommendation.

It is the policy of the Board of Directors that if a nominee for director who is an incumbent director does not receive a majority of the votes cast in an uncontested election or at any meeting for the election of directors at which a quorum is present, the director shall promptly tender his or her resignation to the Board of Directors. The Board’s Governance and Nominating Committee shall make a recommendation to the Board of Directors as to whether to accept or reject the tendered resignation, or whether other action should be taken. The Board of Directors shall act on the tendered resignation, taking into account the Governance and Nominating Committee’s recommendation. The Governance and Nominating Committee in making its recommendation, and the Board of Directors in making its decision, may each consider any factors or other information that it considers appropriate and relevant. The director who tenders his or her resignation shall not participate in the recommendation of the Governance and Nominating Committee or the decision of the Board of Directors with respect to his or her resignation. If such incumbent director’s resignation is not accepted by the Board of Directors, such director shall continue to serve until the next annual meeting and until his or her successor is duly elected, or his or her earlier resignation or removal. If a director’s resignation is accepted by the Board of Directors, then the Board of Directors, in its sole discretion, may fill any resulting vacancy pursuant to the provisions of the Restated Bylaws. In addition, those individual Directors who change their principal occupation, position, or responsibility they held when they were elected to the Board should submit their resignation from the Board. It is not the sense of the Board that in every instance the directors who retire or change from the position they held when they joined the Board should necessarily leave the Board. There should, however, be an opportunity for the Board, through the Governance and Nominating Committee, to review the continued appropriateness of Board membership under the circumstances.

The following is a summary of the minimum stock ownership requirements for outside directors and executive officers:

•        Outside directors must beneficially own at least 5,000 shares of the Company’s common stock and options;

•        The Chief Executive Officer must beneficially own at least six times (6x) his or her base salary in shares of the Company’s common stock and options; and

•        The executive officers (not including the Chief Executive Officer) must beneficially own at least three times (3x) his or her salary in shares of the Company’s common stock and options.

Anti-Hedging and Pledging Policy

At a meeting held on February 23, 2015, the Board approved a policy whereby the outside directors and the executive officers of United are prohibited from hedging their ownership of United stock, including trading in publicly-traded options, puts, calls, or other derivative instruments related to United stock.

The policy also prohibits its members and named executive officers are prohibited from, directly or indirectly, pledging the Company’s equity securities. For these purposes, “pledging” includes the intentional creation of any form of pledge, security interests, deposit, lien or other hypothecation, including the holding of shares in a margin account, that entitles a third-party to foreclose against, or otherwise sell, any equity securities, whether with or without notice, consent, default or otherwise, but does not include either the involuntary imposition of liens, such as tax liens arising from legal proceedings, or customary purchase and sale agreements, such as Rule 10b5-1 plans. All existing pledging arrangements in effect as of February 23, 2015 were grandfathered. Any exceptions to this policy must be approved by the Chairman of the Governance and Nominating Committee and the Chief Executive Officer. As of March 4, 2021, the number of shares pledged by Board members and the named executive officers was 0.21% of the common shares outstanding. Over the last five years, the aggregate number of shares pledged has not exceeded 1% of common shares outstanding.

The Governance and Nominating Committee is composed entirely of independent directors as independence is defined under the NASDAQ listing standards and the SEC rules. Members of this committee are J. Paul McNamara, Chairman, Dr. Patrice A. Harris, Mark R. Nesselroad, Gary G. White, and P. Clinton Winter. The Governance and Nominating Committee met three (3) times during 2020. The charter for this committee is available on the corporate website under Investor Relations, Corporate Overview and Governance Documents at “www.ubsi-inc.com”.

Related Party Transactions

Policies and Procedures. The Board of Directors has adopted a written policy and procedure for review, approval and monitoring of transactions involving the Company and “related persons” (directors and executive officers or their immediate families, or shareholders owning five percent or greater of the Company’s outstanding stock). The policy covers any related person transaction that meets the minimum threshold for disclosure in the proxy statement under the relevant SEC rules (generally, transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest).

Related person transactions must be approved by the Audit Committee of the Board (the “Committee”). At each calendar year’s first regularly scheduled Committee meeting, management recommends related person transactions to be entered into by the Company for that calendar year, including the proposed aggregate value of such transactions if applicable. After review, the Committee approves or disapproves such transactions, and at each subsequently scheduled meeting, management will update the Committee as to any material change to proposed transactions.

The Committee will consider all of the relevant facts and circumstances available to the Committee, including whether the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third person and whether the transaction violates any requirements of the Company’s financing agreements.

In the event management recommends any further related person transactions subsequent to the first calendar year meeting, such transactions may be presented to the Committee for approval or preliminarily entered into by management subject to ratification by the Committee; provided that if ratification shall not be forthcoming, management will make all reasonable efforts to cancel or annul such transaction.

All related party transactions since January 1, 2020, which were required to be reported in this proxy statement, were approved by the Committee in accordance with United’s Related Party Transaction Policy.

Description of Related Person Transactions. United’s banking subsidiary has had, and expects to have in the future, banking transactions with United and with its officers, directors, principal shareholders, or their interests (entities in which they have more than a 10% interest). The transactions, which at times involved loans in excess of $120,000, were in the ordinary course of business, were made on substantially the same terms, including interest rates, collateral and repayment terms as those prevailing at the time for comparable transactions with persons not related to United and did not involve more than the normal risk of collectability or present other unfavorable features. United’s subsidiary bank is subject to federal statutes and regulations governing loans to officers and directors and loans extended to officers and directors are in compliance with such laws and are exempt from insider loan prohibitions included in the Sarbanes-Oxley Act of 2002.

Executive Officers

Set forth below are the executive officers of United and their principal occupation for the past five years.

Name	Age	Present Position	Principal Occupation and Banking Experience During the Last Five Years (1)
Richard M. Adams	74	Chairman of the Board & Chief Executive Officer since 1984 – United; Chairman of the Board – United Bank, a subsidiary of United	Chairman of the Board & Chief Executive Officer – United; Chairman of the Board – United Bank, Chairman of the Board & Chief Executive Officer – United Bank, Inc., a former subsidiary of United
Richard M. Adams, Jr.	52	President since 2014 – United; Executive Vice-President since 2000 - United; Vice Chairman – United Bank	President & Executive Vice-President – United; Vice Chairman – United Bank; President – United Bank, Inc.
James J. Consagra, Jr.	60	Chief Operating Officer since 2014 – United; Executive Vice-President since 1999 – United; Chief Executive Officer – United Bank	Chief Operating Officer & Executive Vice-President – United; Chief Executive Officer – United Bank; President – United Bank

Name	Age	Present Position	Principal Occupation and Banking Experience During the Last Five Years (1)
Douglas B. Ernest	56	Chief Credit Officer since 2015 – United; Executive Vice-President since 2014 – United; Executive Vice-President – United Bank	Chief Credit Officer & Executive Vice-President – United; Executive Vice President – United Bank and United Bank, Inc.
Jerold L. Rexroad	60	Executive Vice-President since May 2020 – United; Chairman of Crescent Mortgage Company, a subsidiary of United Bank	Executive Vice-President – United; Chairman of Crescent Mortgage Company; President & Chief Executive Officer – Carolina Financial Corporation
W. Mark Tatterson	45	Chief Financial Officer and Treasurer since 2015 – United; Executive Vice-President since 2011 – United; Chief Financial Officer – United Bank	Chief Financial Officer, Treasurer & Executive Vice-President – United; Chief Financial Officer – United Bank; Chief Financial Officer & Senior Vice-President – United Bank, Inc.
Darren K. Williams	48	Chief Information and Risk Officer since September of 2020 – United; Executive Vice-President since 2014 – United; Executive Vice-President – United Bank	Chief Information and Risk Officer & Executive Vice-President – United; Chief Risk Officer – United; Executive Vice-President – United Bank

Footnotes:

(1)	United Bank, a Virginia corporation, and United Bank, Inc. were banking subsidiaries of United. United Bank, Inc. merged with and into United Bank effective November 10, 2017.

Family Relationships

Richard M. Adams and Richard M. Adams, Jr. are father and son.

CORPORATE SOCIAL RESPONSIBILITY

Sustainability

We are focused on operating our company in a sustainable manner, as we believe it better serves and creates long-term value to our communities, which is a top priority for United and its employees. We accept deposits and make loans to individuals and corporations as well as engage in lending for infrastructure, real estate, and other projects. By providing these services, United serves an essential role in the functioning of local economies and in facilitating the transfer of financial resources to their most productive capacity.

Realizing our importance to the communities we serve, United has Business Continuity Plans to manage the threats and impacts associated with a potential disruption to key resources, including personnel, equipment, facilities, technology and suppliers. We have numerous risk management policies and procedures to provide guidance for the appropriate risk management of technology resources, cybersecurity, legal and regulatory risks, as well as other risks that could be material to us and our customers.

Human Capital

At United, one of our key competitive advantages is our people. Investment in our human capital is a top priority for the Company. We are focused on recruiting, developing, and retaining a talented, diverse, equitable, and inclusive workforce. United’s mission is excellence in service to our shareholders, to our customers, to our communities, and to our employees. Our core values are integrity, teamwork, hard work, and caring. We emphasize positive attitudes, communication, teamwork, goal attainment, personal growth, and the pursuit of excellence when it comes to delivering high-quality service to our customers and fellow employees.

At United, we are committed to continuing to develop and foster an inclusive culture that: is reflective of the communities we serve; celebrates diversity of thought, backgrounds, and experience; promotes respect and a shared purpose; and aligns with our core values. United has a cross-functional Diversity, Equity, and Inclusion Council (“DE&I Council”) to advise executive and senior leadership on the Company’s diversity, equity, and inclusion strategy and to implement and manage programs to accomplish and support these priorities. The DE&I Council works to strengthen diversity and inclusion leadership, talent management and career development, employee engagement, marketing and communications, training, lending practices and customer acquisition, and supplier diversity.

At United, we continuously strive to acquire and develop top talent across our diverse and inclusive workforce. Our primary focus is to attract and advance the careers of employees with different backgrounds, experiences, ideas, and skills. Our Leadership Development Program provides an opportunity for the Company’s rising talent from diverse backgrounds and lines of business to strengthen their leadership and communication skills, increase visibility within the organization, and establish an internal network, helping to foster a future pipeline of leaders across the institution. We also have a rigorous interdepartmental training program and exceptional college recruiting and internship programs focused on attracting candidates from a variety of colleges and universities within our footprint.

United makes every effort to ensure that our compensation and benefit packages are comprehensive and competitive to attract and retain talented employees. Our employees’ compensation packages include market-competitive salary, annual incentives and commissions, and a long-term incentive program. Our holistic benefit plans are designed to fully support our employees and their families through every stage of their life cycle, recognizing our employees’ individual needs and offering flexible benefit options. We are committed to providing a safe and healthy work environment for our employees and offer a variety of services to foster the best physical, mental, and social well-being of our workforce.

Social Capital

The Community Reinvestment Act of 1977 (“CRA”) requires depository institutions to assist in meeting the credit needs of their market areas consistent with safe and sound banking practices. Under the CRA, each depository institution is required to help meet the credit needs of its market areas by, among other things, providing credit to low- and moderate-income individuals and communities. Depository institutions are periodically examined for compliance with the CRA and are assigned ratings. Banking regulators take into account CRA ratings when considering approval of a proposed transaction. United Bank received a rating of “outstanding” in its most recent CRA examination, an achievement very few financial institutions attain.

United’s CRA program received national recognition with an American Bankers Association (“ABA”) Commitment to Community Award. The award specifically recognized United’s Community Reinvestment Action Committee, employees across our footprint who go above and beyond their day jobs to take on additional responsibilities connecting employees to high-impact service opportunities. They align our community efforts behind common goals to “move the needle” on key challenges facing the communities we serve.

During 2020, United employees volunteered over 18,000 hours of community service. United has been recognized for its bank-wide financial literacy programs, including its own Bank at Work program, as well as its participation in the ABA’s America Saves Week and Teach Children to Save campaigns. United promotes and supports volunteer work by its employees by providing paid time off for bank sponsored volunteer work during the workday or personal paid leave for volunteer work that is not bank sponsored.

United is a demonstrated leader in addressing the affordable housing crisis, particularly in the rapidly-growing D.C. Metro region. We offer in-house expertise on complex financing tools and are committed to the patient work of standing by partner developers as they layer financing from many different public and private sources. Furthermore, we understand that housing is one piece of the economic ecosystem, thus we seek financing and investment opportunities that also support the necessary wraparound services to truly lift families out of poverty long-term. For example, United is an inaugural investor in the Washington Housing Impact Pool. United was the only community bank to contribute at the start of the program with its investment of $5 million to provide low-cost loans to acquire and develop affordable workforce housing in the DC Metro Area. Furthermore, United was the only financial institution to invest in the innovative Justice Housing Partners Fund which has already provided 130 units for 317 low and moderate-income individuals in the gentrifying D.C. neighborhoods of Adams Morgan and Columbia Heights. For this work, United was recognized by the American Bankers Association Foundation:

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United’ Managing Director of Community Development and Nonprofit Lending received an honorable mention for the George Bailey Distinguished Service Award for his renowned leadership in the industry, and

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United received an honorable mention for the ABA Foundation’s Community Commitment Award in Community & Economic Development for its affordable housing work in historically underserved neighborhoods of D.C.

United’s affordable housing work inspires members of our workforce to be advocates for the tireless work of our nonprofit partners. A pipeline of commercial lenders is regularly engaged in these deals, working directly with these nonprofit partners. Our nonprofit partners generously host up-and-coming leaders within the bank for walking tours, where employees meet with partners, hear client stories first hand, and are opened up to the positive impact that the banking community can make on such pressing issues as access to housing and breaking the vicious cycle of poverty.

Philanthropic partnerships provide unique opportunities to our employees to engage with clients from diverse socioeconomic, racial, and other backgrounds, creating a positive and lasting impact on both the employee and individual served. Below is a sampling of the programs and causes United is proud to support:

•	distinguished scholar programs in women’s and gender studies at local universities,

•	scholarships to support first-generation college attendees,

•	capacity building opportunities for college students of diverse backgrounds,

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nonprofits that provide career training and employment opportunities for women, low- income families, individuals who speak English as a second language, veterans, and individuals with disabilities, and

•	microlenders that help women and minority business owners thrive.

Environment

United remains committed to reducing our environmental impact and believes working together will yield the greatest benefits. Accordingly, we have partnered with our customers, community organizations and other entities in a variety of ways specifically focused on improving the environment throughout our footprint. For example,

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In the District of Columbia, we provided financing through Property Assessed Clean Energy (“PACE”) lending that funds affordable upgrades that reduce utility bills and operating expenses. Recognizing that local jurisdictions across the state of Virginia have begun to pass ordinances to also leverage PACE financing, United shared the expertise its employees have gleaned from work in the District of Columbia and conducted an educational Facebook Live event in partnership with a local Councilwoman to inform property owners on the value and logistics of PACE lending.

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United also provided $2 million of funding in the District of Columbia for solar panels across current office buildings where the savings are being reallocated to affordable housing properties to reduce their energy burdens. We are also involved in the New Partners Community Solar Project which provided solar-related job skills training and employment opportunities to approximately 25 low-income residents who installed the solar energy systems.

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United has also been a committed partner in providing capital for Transit Oriented Developments (“TOD”). TODs are specifically designed to create vibrant, livable, sustainable communities that have a positive environmental impact. Thanks to their compact, walkable, pedestrian-oriented, mixed-use design, residents are not dependent on a car for mobility and survival.

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In West Virginia, we have partnered with non-profit organizations focused on enhancing West Virginia’s natural resources including the restoration and conservation of rivers and streams. United has also partnered with non-profit organizations for other environmental beautification projects by collecting litter, flower planting, prepping vegetable gardens for low-income residents, and clearing brush.

Within our own operations, we continue to seek ways to reduce our impact on the environment by eliminating or reducing the use of paper where possible and utilizing energy-conservation features in many of our offices and bank branches. We promote the use of technology to reduce our carbon footprint. We offer state-of-the-art banking services and best-in-class customer experience through digital channels that are carbon-neutral, including an internet banking system, a mobile digital banking system, E-Deposit services, E-signature on loan documents, and paperless statements. Our employees also use video conferencing and other technology to virtually meet with each other to reduce their travel between branches. The Company has implemented the following energy conservation methods in many offices and bank branches: LED lights, smart thermostats, energy efficient mechanical units, energy efficient windows, insulated ceiling tiles, energy efficient water heaters, and low water flow plumbing. United also considers the appropriate sustainable energy conservation initiatives as we selectively remodel existing locations or open any new locations. For example, the Company opened one new location in 2020 and plans to open two new locations in 2021 in Washington, D.C. These projects are mindful of international energy conservation codes and standards. Many of the materials used during construction have considered sustainable initiatives, including the use of certified carbon neutral and recycled materials.

COVID-19 Response

We pride ourselves on our commitment to meeting the needs of our employees and the communities we serve, helping to fuel opportunities and combat any challenges. Throughout the COVID-19 pandemic, our primary objective was to protect the health, safety, happiness, and well-being of our employees, while continuing to provide the best possible services for our customers. To address the issues arising as a result of COVID-19, and in order to facilitate the continued delivery of essential services while maintaining a high level of safety for our customers as well as our employees, United implemented the following policies:

•	Restricted all non-essential travel and large external gatherings and instituted a mandatory quarantine period for anyone that has traveled to an impacted area,

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Temporarily closed all of our financial center lobbies and other corporate facilities to non-employees, except for certain limited cases by appointment only. United continues to serve our consumer and business customers through our drive-through facilities, ATMs, internet banking, mobile app and telephone customer service capabilities,

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Expanded remote-access availability so that our work-force has the capability to work from home or other remote locations. All activities are performed in accordance with our compliance and information security policies designed to ensure customer data and other information is properly safeguarded, and

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Instituted mandatory social distancing policies for those employees not working remotely. Members of certain operations teams have been split into separate buildings or locations to create redundancy for key functions across the organization.

During this unprecedented situation, United has executed a payment deferral program for its customers that are adversely affected by the pandemic. Depending on the demonstrated need of the customer and within the guidance of the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act, we are deferring either the full loan payment or the principal component of the loan payment for a stated period of time. In 2020, United has made 5,967 eligible loan modifications on approximately $3.18 billion of loans outstanding under section 4013, “Temporary Relief from Troubled Debt Restructurings,” of the CARES Act. Of those amounts made, 1,002 of eligible loan modifications remain on approximately $399.86 million of loans outstanding as of December 31, 2020.

With the passage of the Paycheck Protection Plan (“PPP”), administered by the Small Business Administration (“SBA”), United has actively participated in assisting its customers with applications for resources through the program to help out our communities during the COVID-19 pandemic. During 2020, we originated over 8,900 PPP loans for approximately $1.3 billion and are processing new requests in 2021. Our employees incurred over 78,000 hours processing PPP loans in 2020. United also participated in the Main Street Lending Program.

We introduced temporary changes to help with the financial hardship caused by COVID-19 for our customers. This included waiving select deposit account fees including overdraft fees, ATM fees and excessive withdrawal fees for savings and money market accounts. We have been able to open and close accounts effectively, through our drive through facility, and our customer service center is successfully managing the volume of incoming calls.

United continues to monitor the safety of our employees. With reduced access to the lobby, our staffing is adequate to address the requests for time off by any of our employees who are impacted by health or childcare issues. For our retail staff being asked to work during the pandemic, a special bonus was paid in appreciation for their service. We also compensated our employees based on their normal working hours even if their actual hours were reduced or their availability was impacted by COVID-19, increased the minimum hourly wage, and increased the 401k match.

PROPOSAL 2: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Subject to ratification by United’s shareholders, United’s Audit Committee has selected Ernst & Young LLP (“Ernst & Young”), Charleston, West Virginia as the independent registered public accounting firm for United to audit the consolidated financial statements of United and its subsidiaries for the fiscal year ending December 31, 2021. Ernst & Young has audited the financial statements of United and its subsidiaries since 1986.

Representatives of Ernst & Young will be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so. Such representatives of the firm will be available to respond to appropriate shareholder inquiries at the Annual Meeting.

The affirmative vote of a majority of votes cast on this proposal is required for the approval of this proposal. In determining whether the proposal has received the requisite number of affirmative votes, abstentions and broker non-votes will be disregarded and will have no effect on the outcome of the vote.

Shareholder ratification of the selection of Ernst & Young as our independent registered public accounting firm is not required by our Bylaws or otherwise. However, the Board of Directors is submitting the selection of Ernst & Young to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee will terminate Ernst & Young as the Company’s independent registered public accounting firm and direct the appointment of a different firm. Even if the selection is ratified, the Audit Committee and the Board of Directors in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its shareholders.

The Audit Committee and the Board of Directors recommends a vote “FOR” the ratification of

Ernst & Young as the independent registered accounting firm for United.

AUDIT COMMITTEE AND INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit Committee Report

The Audit Committee reviews United’s financial reporting process on behalf of the Board of Directors and is responsible for appointment, compensation and oversight of the external auditor. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal control. United’s independent registered public accounting firm is responsible for expressing an opinion on the conformity of the consolidated financial statements with U.S. generally accepted accounting principles and on the effectiveness of internal control over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management and the independent registered public accounting firm the 2020 consolidated financial statements. This discussion included the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the consolidated financial statements.

The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed under Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”). In addition, the Audit Committee received from the independent registered public accounting firm the written disclosures and the letter required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and discussed with them their independence from the Company and its management. The Audit Committee determined that all services provided to the Company by the independent registered public accounting firm, including non-audit services, are compatible with the auditors’ independence.

In reliance on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, that the consolidated financial statements and management’s report on the effectiveness of internal control over financial reporting be included in United’s Annual Report on Form 10-K for the year ended December 31, 2020, for filing with the Securities and Exchange Commission.

No member of the Audit Committee is a former or current officer or employee of United.

Audit Committee

Gary G. White, Chairman	Mary K. Weddle
Mark R. Nesselroad	P. Clinton Winter

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax services and other services performed by the independent registered public accounting firm. The policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent auditor is engaged to perform it. The Audit Committee has delegated to the Chair of the Audit Committee authority to pre-approve permitted services provided that the Chair reports any decisions to the Committee at its next scheduled meeting. During 2020 and 2019, all services related to the audit, audit-related and tax fees described below provided by Ernst & Young LLP were pre-approved by the Audit Committee.

Independent Registered Public Accounting Firm Fees Information

Audit Fees. Fees for audit services were $1,588,656 in 2020 and $1,396,236 in 2019, including fees associated with the annual audit, the reviews of United’s quarterly reports on Form 10-Q and annual report on Form 10-K, and required statutory audits as well as the audit of management’s assertion on the effectiveness of internal control over financial reporting.

Audit-Related Fees. Fees for audit-related services were $273,200 in 2020 and $239,000 in 2019. Audit-related services principally include audits of certain subsidiaries, employee benefit plans, and other attest services not classified as audit.

Tax Fees. Fees for tax services, including tax compliance, tax advice and tax planning were $338,172 in 2020 and $519,704 in 2019.

Other Services. Fees for review of compliance with certain regulatory matters were $9,842 in 2019.

PROPOSAL 3: APPROVAL OF, ON AN ADVISORY BASIS, THE COMPENSATION OF UNITED’S NAMED EXECUTIVE OFFICERS

In accordance with Section 14A of the Exchange Act, shareholders will be asked to provide their support with respect to the compensation of United’s named executive officers by voting on an advisory, nonbinding resolution.

The executive officers named in the summary compensation table set forth in this proxy statement and deemed to be United’s “named executive officers” are Richard M. Adams, Richard M. Adams, Jr., James J. Consagra, Jr., W. Mark Tatterson and Darren K. Williams.

Shareholders are urged to read the compensation information on the following pages of this proxy statement which discusses the compensation policies and procedures with respect to United’s named executive officers and vote on the following advisory, nonbinding resolution.

RESOLVED, that the shareholders approve, on an advisory basis, the compensation paid to United’s named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and narrative discussion.

As detailed in the Compensation Discussion and Analysis beginning below, United’s compensation for its named executive officers is in line with its peer group while United’s financial performance continues to be superior to its peer group’s financial performance. In addition, United’s Compensation Committee has reviewed the Company’s compensation policies and believes that United’s policies do not promote unnecessary risk-taking nor are they reasonably likely to have a material adverse effect on the Company.

This advisory vote, commonly referred to as a “say-on-pay” advisory vote, is nonbinding on the Board of Directors. Although nonbinding, the Board of Directors and the Compensation Committee value constructive dialogue on executive compensation and other important governance topics with shareholders and encourage all shareholders to vote their shares on this matter. The Board of Directors and the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding United’s executive compensation programs.

United is currently conducting the “say-on-pay” advisory vote on an annual basis. The next “say-on-pay” advisory vote is scheduled for the 2022 Annual Meeting of Shareholders.

The Board of Directors and Compensation Committee recommends a vote “FOR” the nonbinding resolution to approve the compensation of United’s named executive officers.

COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)

UBSI 2020 Performance

United Bankshares continues to be one of the best performing regional banking companies in the nation based upon our consistent earnings performance, solid asset quality, and strong capital position. Key accomplishments for 2020 included:

•	Achieved record net income of $289 million (including $54.2 million in pre-tax merger-related expenses)

•	Increased Core Earnings Per Share (excluding merger-related expenses) from $2.55 in 2019 to $2.76 in 2020

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Outperformed United’s Proxy Peer Group (defined on page 33) with reported Return on Average Assets (“ROAA”) of 1.20% and Core Return on Average Assets of 1.38% (excluding merger-related expenses) compared to the Proxy Peer Group’s average ROAA of 0.21%, and median ROAA of 0.81%, ranking United’s ROAA in the 94th percentile

•	Outperformed United’s Federal Reserve peer group’s Return on Average Assets of 0.71%

•	Increased the dividend to shareholders for the 47th consecutive year, from $1.37 to $1.40 per share, a record only one other major banking company in the United States has achieved

•	Member of the Dow Jones US Dividend Select Index, S&P High Yield Dividends Aristocrats Index, and the NASDAQ US Dividend Achiever 50 Index

•	Asset quality remained sound relative to the current economic environment, with Non-Performing Assets to Total Assets decreasing from 0.75% to 0.59%

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Continued to be well-capitalized based on all regulatory guidelines, with capital ratios well in excess of the regulatory requirements: Risk-Based Capital Ratio of 15.6%, a Common Equity Tier 1 Capital Ratio of 13.3%, a Tier 1 Capital Ratio of 13.3%, and a Leverage Ratio of 10.3%

•	Outperformed the KBW Bank Index since its inception in 1992 with a total return of 737% compared to United’s total return of 1,042%

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Successfully completed the 32nd and largest acquisition of the current administration, Carolina Financial Corporation, a high-performing bank holding company with assets of $4.7 billion and 73 offices in North Carolina, South Carolina, and Georgia

•	Continued our position as the largest community bank headquartered in the nation’s capital, with the #1 deposit market share of all community banks in the Washington, D.C. MSA

•	Supported our employees, customers, and communities throughout the COVID-19 Pandemic

➢	Active participant in government stimulus programs such as the Paycheck Protection Program (“PPP”), originating over 8,900 loans for approximately $1.3 billion, and the Main Street Lending Program

➢	Chairman & Chief Executive Officer (“CEO”), Richard M. Adams, recognized as the COVID-19 Response Leader: “CEO of the Year” by the Washington Business Journal

➢

Compensated our employees based on their normal working hours even if their actual hours were reduced or their availability was impacted by COVID-19, increased the minimum hourly wage, increased the 401k match, and issued special bonuses to frontline workers and other employees

•	Continued to enhance our Diversity, Equity, and Inclusion (“DE&I”) Program and practices

•	Received an “Outstanding” regulatory rating during the most recent Community Reinvestment Act (“CRA”) examination

We refer to the non-GAAP financial measure “core” return on average assets (excluding merger-related expenses) in this Compensation Discussion and Analysis. For a reconciliation of this non-GAAP measure to the GAAP measure, please see Use and Reconciliation of Non-GAAP Financial Measures on page 43.

Philosophy of Compensation Program

The Company’s philosophy is to ensure that the total compensation paid to all its employees is fair, reasonable, competitive, maintains a balance between risk and reward, and is aligned with the best interests of our shareholders. United’s Compensation Committee (the “Committee”), comprised entirely of independent directors, administers United’s executive compensation program consistent with the Company’s compensation philosophy. Ensuring that United’s compensation program does not encourage excessive risk-taking continues to be a top priority of the Committee, and the Committee monitors the Company’s risk profile and risk management process to be sure that the Company’s compensation policies do not promote unnecessary and excessive risks that may threaten the value of the Company. All elements of compensation for the Company’s executive officers, as well as all its employees, are determined by competitive practices from marketplace data. For example, base salaries fall within salary ranges formulated from competitive salary information for like positions in like financial institutions. This information is developed from salary surveys as well as other peer group information. This compensation data is verified from time to time by outside consultants.

The Company strives to closely link executive and nonexecutive compensation with the achievement of financial and non-financial performance goals. Compensation is based on corporate performance, business unit performance, individual performance, and an individual’s level of responsibility. In general, with an increased level of responsibility, there is a greater emphasis on corporate performance. The Committee believes that discretion, flexibility, and judgment are important to its ability to deliver appropriate incentive compensation. It is the Company’s practice to provide a mix of cash, equity-based compensation, and other non-cash compensation that it believes balances the best interests of the Company’s employees and the Company’s shareholders, reflecting near-term performance results and progress toward longer-term objectives.

At our 2020 Annual Meeting of Shareholders, our shareholders were given the opportunity to provide feedback to the Compensation Committee in the form of a nonbinding advisory vote on the Company’s executive compensation program, commonly referred to as a “Say-on-Pay” vote. Our shareholders approved the compensation of our named executive officers, with 86.63% of the votes cast in favor of the “Say-on-Pay” resolution approving the compensation of the named executive officers for the 2019 fiscal year. Even though the result of the “Say-on-Pay” vote is nonbinding, the Board of Directors and Compensation Committee value the opinions that shareholders express in their votes and will continue to consider the outcome of the vote when making future executive compensation decisions.

Additionally, when determining how often to hold an advisory vote on executive compensation, the Board considered the strong preference for an annual vote expressed by our shareholders at our 2017 Annual Meeting. Accordingly, the Board determined that we would hold an annual advisory shareholder vote on the compensation of our named executive officers until the next “Say-on-Pay” frequency vote.

United’s compensation practices specifically related to its executive officers are presented in more detail in the following discussion and analysis.

Role of Executive Officers and the Committee in Compensation Decisions

As provided in its charter, the Committee has the authority to determine all compensation components for the named executive officers and to approve equity awards to other officers of the Company. The Committee met in February 2020 to discuss the annual evaluation process; to analyze peer data as it relates to executive compensation; to act on compensation issues for the named executive officers for 2020 and cash incentive awards for performance during 2019; to review consultant’s calculations related to the CEO Pay Ratio; to review and redefine the Company’s Proxy Peer Group; to review and approve the Company’s long-

term incentive compensation; and to review Board compensation. The Committee also met in September 2020 to review the results of the shareholder votes related to “Say-on-Pay” and the frequency of future advisory votes from the Annual Meeting of Shareholders and discuss the proxy advisory service reports. In addition, the Committee met in November 2020 to review the consultant’s market analysis of the Company’s long- term incentive compensation; to review the Annual Incentive Compensation Risk Assessment; and to review the Company’s Management Succession and Development Plan. Prior to the February 2020 Compensation Committee Meeting, the Chairman of the Company’s Compensation Committee and the Company’s Chief Executive Officer met to review the performance of the Company, the CEO’s performance, the performance of the other named executive officers, and the CEO’s recommendations as to the compensation of each named executive officer. The conclusions reached and recommendations based on these reviews, including salary adjustments and annual award amounts, were presented to the Committee. The Committee, without the CEO present, annually reviews the CEO’s performance and reaches a recommendation as to his compensation.

The Committee considered compensation information for the Proxy Peer Group gathered from documents filed with the Securities and Exchange Commission and publicly available executive compensation surveys. The Committee also reviews a summary compensation table which provides an overview of total compensation for each named executive officer. The summary compensation table includes the value of each component of compensation including, base salary, annual cash incentive award, stock option awards, change in pension benefit value, change in non-qualified deferred compensation earnings, and other compensation. The Committee reviews the compensation table on an annual basis.

Overview of Compensation Program

The Company’s executive compensation program is designed to:

•	Retain executive officers by paying them competitively, motivating them to contribute to the Company’s success, and rewarding them for their performance.

•	Link a substantial part of each executive officer’s compensation to the performance of both the Company and the individual executive officer.

•	Encourage ownership of Company common stock by executive officers.

•	Discourage excessive risk-taking by executive officers.

2020 Executive Compensation Components

For the fiscal year ended December 31, 2020, the principal components of compensation for named executive officers were:

•	Salary

•	Annual cash incentive compensation

•	Long-term incentive equity-based compensation

•	Retirement and other benefits

2020 Target Pay Performance Mix

The Committee aims to establish the appropriate balance between fixed and performance-based compensation as well as between its annual incentive and long-term incentive compensation. The following charts display the target pay mix of total compensation in 2020 for the Chief Executive Officer (“CEO”) and

the average of the other four Named Executive Officers (“NEOs”) based on the executives’ actual salary and their target annual incentive and long-term incentive awards.

Role of Consultants, Peer Group, and Surveys

The Company uses salary surveys and peer group information when evaluating the compensation of our named executive officers. Periodically, the Committee retains the services of nationally recognized compensation consulting firms to provide independent advice on compensation matters and to review the Company’s compensation program for all executive officers. The Committee has the authority to retain and terminate any compensation consultant that assists its compensation analysis. The Committee receives comparative compensation data from independent compensation consultants’ reports, management, proxy statements, and other public disclosures providing insight on industry best practices. In 2019 and early 2020, the Committee consulted with McLagan to redefine its Proxy Peer Group and to prepare models for the Committee’s consideration regarding the share size and design of United’s long-term incentive plan taking into consideration proxy advisory firm and principal shareholder policies. Additionally, in 2020, the Committee consulted with McLagan to review executive compensation compared to peers and to assist with the development of the design of a new long-term incentive plan which is more fully described in the Long-Term Incentive Compensation section on page 38.

Proxy Peer Group (“Peer Group”)

In February 2020, in consultation with McLagan, the Committee reevaluated the Company’s Proxy Peer Group considering M&A activity, the number of peers remaining in the Peer Group, a peer company’s size, business mix, and other factors which the Committee believed to be representative of the Peer Group.

In determining executive compensation for 2020, based on its reevaluation as well as the anticipated increase in United’s market capitalization following the merger with Carolina Financial, the Committee adjusted the Proxy Peer Group for 2020 to include the following 18 companies:

2020 PROXY PEER GROUP
PEER	STATE	PEER	STATE
Associated Banc-Corp	Wisconsin	Hancock Whitney Corporation	Mississippi
Atlantic Union Bankshares Corp.	Virginia	PacWest Bancorp	California
BancorpSouth Bank	Mississippi	Pinnacle Financial Partners, Inc.	Tennessee
Bank OZK	Arkansas	Simmons First National Corporation	Arkansas
Bank United, Inc.	Florida	UMB Financial Corporation	Missouri
Cullen/Frost Bankers, Inc.	Texas	Umpqua Holdings Corporation	Oregon
F.N.B. Corporation	Pennsylvania	Webster Financial Corporation	Connecticut
First Midwest Bancorp Inc.	Illinois	Western Alliance Bancorporation	Arizona
Fulton Financial Corp.	Pennsylvania	Wintrust Financial Corporation	Illinois

This new Proxy Peer Group represented a market capitalization range of $2.1 billion to $6.1 billion and had an average market capitalization of $3.94 billion as of early February 2020, when the Peer Group was identified. As of the time of developing the new Proxy Peer Group, the Committee estimated United’s market capitalization following the Carolina Financial merger scheduled to close May 1, 2020, to be $4.37 billion based upon United’s February 19, 2020 stock price.

At the meeting held on February 22, 2021, the Committee met to reaffirm the Company’s recommended Proxy Peer Group in determining executive compensation for 2021. This Proxy Peer Group represents a market capitalization range of $2.04 billion to $7.33 billion and has an average market capitalization of $3.83 billion compared to United’s market capitalization of $4.45 billion as of early February 2021.

Named Executive Officers (“NEOs”)

The Company’s Named Executive Officers (“NEOs”) include the Chief Executive Officer, the Chief Financial Officer, and our next three most highly compensated executive officers. Our NEOs are summarized in the table below:

Executive	Title	Years at United
Richard M. Adams	Chief Executive Officer	51
James J. Consagra, Jr.	Chief Operating Officer	23
Richard M. Adams, Jr.	President	26
W. Mark Tatterson	Chief Financial Officer and Treasurer	23
Darren K. Williams	Chief Information and Risk Officer	10

Salaries

The first element of the executive compensation program is salaries. Salaries of the named executive officers are reviewed on an annual basis. In recent years, the Committee has been directing a shift in the mix of the Company’s executive compensation toward incentive compensation. This strategy is intended to increase the performance orientation of the Company’s executive compensation, and the Committee continued this emphasis in 2020. In setting the base salary for the Chief Executive Officer, and in reviewing and approving the salaries for the other named executive officers, the Committee first reviews the history of and the proposals for the compensation for each individual, including cash and equity-based components. In setting the salaries of the named executive officers, the Committee does not benchmark but considers salaries paid by the Proxy Peer Group to executive officers holding equivalent positions, the information contained in the consultant’s executive compensation reports, corporate performance, business unit performance, individual performance, and an individual’s level of responsibility.

Based on the competitive salary data described above, the Committee established a competitive midpoint for a salary range which was used as a guideline to determine the named executive officers’ base salaries for the following year. The Committee also considered the pending acquisition of Carolina Financial Corporation and the size and scope of the pro forma organization in its salary analysis. At its meeting held on February 24, 2020, the Committee decided to increase the base salaries for the named executive officers, as is reflected in the following table. These base salary increases were effective on June 1, 2020.

Executive	Title	2019 Base Salary	2020 Base Salary		% Increase
Richard M. Adams	Chief Executive Officer	$1,138,800	$1,200,000		5.4%
James J. Consagra, Jr.	Chief Operating Officer	$520,000	$650,000		25.0%
Richard M. Adams, Jr.	President	$520,000	$650,000		25.0%
W. Mark Tatterson	Chief Financial Officer and Treasurer	$416,000	$500,000		20.2%
Darren K. Williams	Chief Information and Risk Officer	$312,000	$375,000	*	20.2%

*	The Compensation Committee increased Darren K. Williams’ base salary in September, 2020 to $425,000 following the executive officer’s assignment of additional responsibilities within the organization.

Annual Incentive Plan (“AIP”) Compensation

The second element of the executive compensation program is annual incentive plan compensation. The purpose of the Company’s annual cash incentive compensation is to motivate and reward executives for their contributions to the Company’s performance by making a portion of their cash compensation variable and dependent upon the Company’s performance. The Committee annually reviews the AIP for cash incentive awards. As previously mentioned, the Committee considered the industry best practices provided by McLagan in the design of the 2020 annual cash incentive compensation framework.

For 2020, the Compensation Committee required the Company to meet a performance “trigger” before the AIP could be activated. This “trigger” ensures annual cash incentives cannot be paid unless a certain level of performance is achieved. The Committee chose Return on Average Assets due to its insight into how efficient management is utilizing its asset base and its conventional use as a comparison between industry peers. The Committee evaluated this metric over a preceding year sample period and then determined an applicable performance hurdle for the Company. The trigger mechanism for 2020 was to generate Core Return on Average Assets of 1.00%. Due to the pending merger with Carolina Financial Corporation, the Committee determined that certain adjustments would be made to exclude, on an after-tax basis, the impact of merger-related charges recorded in 2020 and other nonrecurring items, as deemed appropriate by the Committee. In 2020, the performance trigger was achieved; therefore, the named executive officers were eligible for cash incentive compensation if the additional performance metrics established by the Compensation Committee were satisfied.

The Compensation Committee considered a variety of possible performance metrics for the AIP compensation for 2020. These metrics are designed to align how management, shareholders, and banking regulators assess the Company’s financial performance. The Committee determined that the following measures would focus executives on objectives that would benefit the Company and shareholders:

•	Earnings Per Share*

•	Return on Average Assets*

•	Non-Performing Assets Ratio

•	Total Shareholder Return

*

Due to the pending merger with Carolina Financial Corporation, the Committee determined that certain adjustments would be made to exclude, on an after-tax basis, the impact of merger-related charges recorded in 2020. Pre-tax merger-related expenses of $54.2 million were excluded on an after-tax basis in the analysis of these metrics.

Earnings Per Share is the ratio of after-tax earnings to average diluted shares and is a common metric used by investors to evaluate the profitability of a company. Return on Average Assets (“ROA”) is defined as the ratio of after-tax earnings to average total assets and allows investors to evaluate banks by their asset size, with loans and investment securities making up the largest components of the assets. Non-Performing Assets Ratio is the ratio of the sum of loans 90 days past due, non-accrual loans, restructured loans, and other real estate owned (“OREO”) to the sum of total assets, which gives investors and regulators an evaluation of a company’s asset quality, allowing them to determine if management is taking excessive risks. Total Shareholder Return (“TSR”) is a common metric used to show the total returns to an investor in our common stock by accounting for the change in stock price from the beginning to the end of the year, as well as the reinvestment of any dividends issued throughout the year. Total Shareholder Return was removed from the AIP goals for 2021 due to its inclusion as a performance metric in the 2021 long-term incentive compensation.

The table below summarizes the 2020 performance measures and goals approved by the Compensation Committee for the named executive officers, as well as the actual 2020 performance results.

Goal	Weight	Threshold	Target	Maximum	Actual
Earnings Per Share*	30%	$2.27	$2.51	$2.67	$2.76
Return on Average Assets*	30%	1.15%	1.28%	1.38%	1.38%
Non-Performing Assets Ratio	20%	1.11%	0.80%	0.58%	0.59%
Total Shareholder Return	20%	25th percentile	50th percentile	75th percentile	50th percentile

*	Metrics exclude, on an after-tax basis, the $54.2 million in pre-tax merger-related charges recorded in 2020.

Named executive officers are entitled to award opportunities based upon a percentage of base salary. Actual awards can range from 0% to the percentage set forth in the “Maximum” column of the table below, depending upon the corporate performance relative to the Annual Incentive Plan goals. The Compensation Committee established the target awards based-in-part on the market data for comparable executives included in the McLagan analysis. Performance between each performance level is interpolated on a straight-line basis. The following table represents the potential award opportunity levels expressed as a percentage of base salary for each named executive officer of United for 2020.

Named Executive Officer	Threshold	Target	Maximum
Richard M. Adams	15%	90%	140%
James J. Consagra, Jr.	5%	55%	80%
Richard M. Adams, Jr.	5%	55%	80%
W. Mark Tatterson	5%	55%	80%
Darren K. Williams	5%	45%	65%

The AIP for each named executive officer includes a discretionary feature that allows the Compensation Committee to adjust the award that would otherwise be suggested by rigid computation of the formula in the AIP. The discretionary feature was not utilized in determining this year’s annual cash incentive.

Based upon the Company’s 2020 performance, Richard M. Adams received an annual cash incentive award equating to 144% of his targeted level, and the other named executive officers received annual incentive awards in the range of 135-136% of their target incentive award level. The following tables include the performance level achieved with respect to each performance goal relative to the weighting and the level of each performance goal, and the actual annual incentive awards paid to each named executive officer based upon overall performance.

Performance Goal	Performance Level Achieved	Weighting	Actual Payout Relative to Target (CEO, Adams)	Actual Payout Relative to Target (Consagra, Adams, Jr)	Actual Payout Relative to Target (CFO, Tatterson)	Actual Payout Relative to Target (Williams)
EPS*	Reached Maximum	30%	156%	145%	145%	144%
ROAA*	Reached Maximum	30%	156%	145%	145%	144%
NPAs / Total Assets	Between Target & Maximum	20%	153%	143%	143%	142%
Total Shareholder Return	Reached Target	20%	100%	100%	100%	100%
Calculated Total		100%	144%	136%	136%	135%
Subjective Adjustment			0%	0%	0%	0%
Total		100%	144%	136%	136%	135%

*	Metrics exclude, on an after-tax basis, the $54.2 million in pre-tax merger-related charges recorded in 2020.

Named Executive Officer	Target Incentive as % of Salary	Target Cash Incentive, $	Annual Cash Incentive as % of Salary	Actual Cash Incentive, $
Richard M. Adams	90%	$1,080,000	130%	$1,554,545
James J. Consagra, Jr.	55%	$357,500	75%	$486,023
Richard M. Adams, Jr.	55%	$357,500	75%	$486,023
W. Mark Tatterson	55%	$275,000	75%	$373,864
Darren K. Williams	45%	$191,250	61%	$258,477

The CEO received an overall excellent performance rating from the Compensation Committee for 2020. In his 45th year of leadership as CEO, United increased the dividend to shareholders for the 47th consecutive year. United is one of only two major banking companies in the nation to have achieved such a record. This achievement is evidence of United’s consistent profitability, solid asset quality, and sound capital position. In 2020, under Adams’ leadership, the Company achieved record net income of $289 million and increased Core Earnings Per Share, excluding merger-related expenses, from $2.55 in 2019 to $2.76 in 2020. The Company also successfully completed the 32nd and largest acquisition of the current administration, Carolina Financial Corporation, a high-performing bank holding company with assets of $4.7 billion and over 73 offices in North Carolina, South Carolina, and Georgia. This acquisition enhances the Company’s strategic footprint, with expansion into several high-growth markets in the Southeast. During Adams’ administration, the Company has grown from a single-office, $100 million bank into the current United, which has approximately $26 billion in assets with 224 offices in eight states and the nation’s capital. United ranks as the 37th largest banking company in the nation based upon market capitalization. United outperformed peer profitability with a return on average assets of 1.20% and a core return on average assets of 1.38%, compared to the Proxy Peer Group’s average ROA of 0.21% and median of 0.81%. The Committee noted the Company’s sound asset quality relative to the current economic environment, highlighted by the decrease in the Company’s Non-Performing to Total Assets ratio, which declined from 0.75% to 0.59%. The Committee also recognized Adams’ leadership throughout the COVID-19 Pandemic. Adams was recently honored as the COVID-19 Response Leader: “CEO of the Year” by the Washington Business Journal based on the Company’s support of its employees, customers, and communities during the Pandemic. United continues to be the largest community bank headquartered in the nation’s capital, with the #1 deposit market share of all community banks in the Washington, D.C. MSA. During Adams’ administration, the Company has substantially increased long-term shareholder value, evidenced by increasing the dividend to shareholders for 47 consecutive years and 45 consecutive years under the current administration. In 2020, United continued its track record of providing excellent long-term shareholder returns by outperforming the KBW Bank Index since its inception in 1992, with a total return of 737% compared to United’s return of 1,042%. If you had invested $100,000 at the start of this administration, including dividend reinvestment, it would have been worth approximately $12.1 million on December 31, 2020.

Long-Term Incentive (“LTI”) Compensation

The third element of the executive compensation program is long-term incentive compensation. United believes that a large portion of an executive’s pay should be granted in long-term incentive compensation and should align executive interests with those of shareholders through a combination of performance-based and time-based equity. Additionally, the Committee believes long-term incentive awards are a key component of market-competitive total compensation and serve to attract and retain key executives while linking a substantial portion of their pay to the attainment of preset goals. The Committee approves annual long-term incentive awards for the executive officers based on various factors, including level of responsibility within the organization, the individual’s contribution toward performance goals, and peer group data.

On February 24, 2020, the Committee and the Board of Directors approved a new 2020 Long-Term Incentive Plan (the “2020 LTI Plan”) to replace the 2016 LTI Plan. The Committee directed that the 2020 LTI Plan be submitted to the shareholders for approval. At the 2020 Annual Meeting of Shareholders held on May 12, 2020, the shareholders approved the 2020 LTI Plan. The 2020 LTI Plan will expire on May 12, 2025. All remaining unissued awards under the 2016 LTI Plan were canceled and are no longer available for future grants. Awards granted under the 2016 LTI Plan prior to the effective date of the 2020 LTI Plan will remain in full force and effect and will remain subject to the terms of the 2016 LTI Plan.

On February 24, 2020, the Compensation Committee met to discuss the 2020 LTI Plan design and issue long-term incentive awards for 2020 under the 2016 LTI Plan. The Committee set the following target awards for each of the NEOs:

Named Executive Officer / Position	Target Long-Term Incentive as % of Salary
Richard M. Adams, Chairman of the Board and Chief Executive Officer	150%
James J. Consagra, Jr., Chief Operating Officer	110%
Richard M. Adams, Jr., President	110%
W. Mark Tatterson, Chief Financial Officer and Treasurer	110%
Darren K. Williams, Chief Information and Risk Officer	90%

Based upon the targets above, the Committee awarded the long-term incentives in the table below for 2020.

Named Executive Officer / Position	Restricted Stock Awards (#)	Restricted Stock Grant Date Fair Value	Stock Option Grants (#)	Stock Option Grant Date Fair Value

Richard M. Adams, Chairman of the Board and Chief Executive Officer	39,045	$1,269,353	44,083	$249,069

James J. Consagra, Jr., Chief Operating Officer	13,074	$ 425,036	14,761	$ 83,400

Richard M. Adams, Jr., President	13,074	$ 425,036	14,761	$ 83,400

W. Mark Tatterson, Chief Financial Officer and Treasurer	10,459	$ 340,022	11,809	$ 66,721

Darren K. Williams, Chief Information and Risk Officer	6,418	$ 208,649	7,246	$ 40,940

The Committee issued a combination of restricted stock awards and stock options in 2020 with a target split in value of approximately 80% restricted stock awards and 20% stock options. Both the restricted stock awards and stock options are subject to certain performance requirements before they are considered eligible to vest and can be earned. The Committee set a minimum performance requirement that must be met before restricted stock awards and stock options issued to executive officers can be earned. The minimum performance requirement set for the 2020 restricted stock awards and stock options was to achieve Core Return on Average Assets of 1.00% for the period ending December 31, 2020. Additionally, for the 2020 long-term incentive awards, the Committee added a “relative” performance metric that will be measured against United’s Proxy Peer Group to determine the amount of the award that is earned. The Committee selected Core Return on

Average Assets (“ROAA”) as the performance metric for the 2020 grant of awards. The potential payouts for the 2020 long-term incentive awards are outlined in the chart below:

Performance Level	Percentile Rank Compared to Peers	Payout Percentage (as a % of Target)
Threshold	25th Percentile	50%
Target	50th Percentile	100%
Maximum	75th Percentile	150%

The Compensation Committee also set a minimum holding period for executive officers after vesting occurs for restricted stock awards and stock options awarded in 2020. The minimum holding period is two years from the date of vesting.

Related to the 2020 grant of long-term incentive awards, the Company’s Core Return on Average Assets of 1.38% achieved during 2020 met the minimum performance requirement of 1.00% set forth by the Compensation Committee. Therefore, the awards were eligible to be earned and subject to relative performance compared to peers to determine the level of awards earned. The Company’s Core Return on Average Assets was measured relative to the performance of its Proxy Peer Group for 2020. The Company’s Core Return on Average Assets ranked in the 94th percentile resulting in the long-term incentive awards vesting at 150% of Target. The 2020 awards will vest in 25% increments over the first four anniversaries of the award, consistent with other participants in the 2016 LTI Plan. Both the vesting component and minimum holding period serve as tools to enhance the retention of executive officers.

New LTI Design Features for 2021

The Compensation Committee met in November of 2020 to review a market analysis provided by McLagan, proxy advisory firm reports, and feedback obtained from various shareholders related to United’s 2020 LTI Plan. After reviewing the available data, the Committee approved a new long-term incentive design on February 22, 2021 to be utilized for the 2021 grant of long-term incentive awards. Target opportunities for NEOs will continue to be set as a percent of salary for each executive. The awards will be a mix of time-vested and performance-based restricted stock units (“RSUs”). Time-vested units vest ratably over three years from the date of grant. Performance-based restricted stock units cliff-vest after assessment of company performance over a period of three years. The number of performance units that vest is determined by two metrics measured relative to peers: Return on Average Tangible Common Equity (“ROATCE”) and Total Shareholder Return (“TSR”).

The performance measures associated with the performance-based awards are set forth in the table below. There will be no payout of the performance-based awards if the threshold performance is not achieved.

Goal	Weight	Measurement	Threshold	Target	Maximum
TSR (3-year)	50%	Relative	25th Percentile	50th Percentile	75th Percentile
ROATCE (Average of 3 years)	50%	Relative	25th Percentile	50th Percentile	75th Percentile

The Committee believes that two measures provide balance and are consistent with market trends and current shareholder preferences. The goals were chosen to avoid overlap with the goals used in the AIP (TSR was removed from the AIP goals for 2021). The Committee further believes that the three-year averaging period for ROATCE and a three-year TSR performance period creates multi-year linked performance goals. Additionally, due to changes in market practices, the Committee is no longer issuing stock options as part of its long-term incentive compensation.

Stock Options

Any options historically granted by the Company had an exercise price equal to the fair market value of the Company’s stock-based on the closing stock price of the Company’s common stock as of the date of grant. The Company’s practice was to grant option awards as of the date approved by the Committee. The Company has never granted an option priced on a date other than the grant date. These stock options will have value only if the market price of the common stock increases after the grant date. The Company is prohibited from exchanging underwater stock options for a cash settlement. Options granted issued in previous years vest per a schedule designated at the grant date.

Perquisites and Other Personal Benefits

Generally, the Company provides modest perquisites or personal benefits, and only with respect to benefits or services that are designed to assist a named executive officer in being productive and focused on his or her duties, and which management and the Committee believe are reasonable and consistent with the Company’s overall compensation program. Management and the Committee periodically review the levels of perquisites or personal benefits provided to the named executive officers.

Retirement and Other Benefits

United has a defined benefit retirement plan covering substantially all employees hired prior to October 1, 2007. Employees who meet the minimum age requirement, work at least 1,000 hours per year, and were hired prior to October 1, 2007, are covered under the United Bankshares, Inc. Pension Plan (the “Pension Plan”). The cost of the Pension Plan is fully funded by the Company. Employees hired or rehired on or after October 1, 2007, are not eligible to participate in this Pension Plan. The Pension Plan benefit is based on years of service and average salary. Maximum salary levels are set each year based on Internal Revenue Service regulations and are generally less than the average salary of the named executive officers. These maximum levels limit the qualified pension benefit payout available to named executive officers’ percentage of current base pay.

To provide funding for the shortfall in qualified pension plan benefit, United provides Supplemental Executive Retirement Plan (“SERP”) agreements to the named executive officers. In 2003, the Company retained Clark/Bardes to implement the Company’s Supplemental Retirement Program and to determine its reasonableness and competitiveness in the marketplace. SERP agreements are generally provided to executives in the banking industry, and the Company considers them a necessary element of a competitive compensation package. In 2018, the Company retained McLagan to evaluate industry best practices for SERP agreements for executive officers. The revisions made to the SERPs in 2018 are discussed on page 53.

Clawback Provision

The Committee has approved a “Clawback” policy that applies to all our NEOs and other executive officers. Under the policy, if the Company is required to prepare an accounting restatement due to materially inaccurate performance metrics, then each executive officer must pay back the excess incentive compensation amount paid to such officer over the corrected incentive compensation payment after applying the restatement. This policy applies to all cash incentive compensation provided on or after January 1, 2015.

Employment Agreements

None of the named executive officers, other than the Company’s Chief Executive Officer, Mr. Adams, have an employment agreement with the Company. See the description of Mr. Adams’ Employment Agreement under the heading “Employment Contracts of Named Executive Officers” on page 48.

In deciding to enter into an Employment Agreement with Mr. Adams and in deciding to extend the term of Mr. Adams’ Employment Agreement, the Company considered the following factors: the Company’s consistent long-term success in attaining its performance goals under Mr. Adams’ leadership; Mr. Adams’ 51 years of service to the Company; and the growth of the Company from a single office $100 million bank to a $26 billion regional bank holding company during Mr. Adams’ 45-year tenure as Chief Executive Officer creating substantial long-term returns to the Company’s shareholders.

Termination and Change of Control

The Company has entered into change of control agreements with the following named executive officers: Richard M. Adams, James J. Consagra, Jr. and Richard M. Adams, Jr. The Change of Control Agreements are designed to promote stability and continuity of senior management. Information regarding applicable payments under such agreements for the named executive officers is provided under the heading “Potential Payments upon Termination or Change of Control” on page 52.

Non-Qualified Deferred Compensation

The named executive officers, in addition to certain other executives, are entitled to participate in the Company’s Non-Qualified Retirement and Savings Plan. Under the Non-Qualified Retirement and Savings Plan, eligible employees can defer up to 100% of cash compensation in excess of the limits prescribed by the Internal Revenue Service. The Company does not match or supplement executive contributions to this Plan. The Non-Qualified Retirement and Savings Plan is discussed in further detail under the heading “Non-Qualified Deferred Compensation” on page 51.

Other Compensation

The Company provides other benefits to executive officers as well as all full-time employees. These benefits include the opportunity to participate in a Qualified Savings and Stock Investment 401K plan, medical and dental insurance plans, company-paid group life and long-term disability plans, and paid time off.

Tax and Accounting Implications

Deductibility of Executive Compensation

As part of its role, the Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that the Company may not deduct compensation of more than $1,000,000 that is paid to certain individuals. However, the Committee may approve compensation that will not meet these requirements to ensure competitive levels of total compensation for its executive officers.

Non-Qualified Deferred Compensation

On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, changing the tax rules applicable to non-qualified deferred compensation arrangements. A more detailed discussion of the Company’s non-qualified deferred compensation arrangements is provided on page 51 under the heading “Non-Qualified Deferred Compensation.”

Accounting for Stock-Based Compensation

Beginning on January 1, 2006, the Company began accounting for stock-based payments, including its Stock Option Program, Long-Term Stock Grant Program, Restricted Stock Program, and Stock Award Program in accordance with the requirements of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 718, “Compensation-Stock Compensation” (“ASC topic 718”).

Use and Reconciliation of Non-GAAP Financial Measures

We refer to financial measures that are determined by methods other than in accordance with generally accepted accounting principles (“GAAP”). We refer to the non-GAAP financial measures “core” return on average assets (excluding merger-related expenses) in this Compensation Discussion and Analysis and “core” return on average tangible equity (excluding merger-related expenses) in the accompanying Annual Report.

United has presented these non-GAAP financial measures because it believes that these measures provide meaningful additional information to assist in the evaluation of United’s results of operations or financial position. Due to the merger with Carolina Financial Corporation in 2020, pre-tax merger-related expenses of $54.2 million were excluded on an after-tax basis in the analysis of these metrics. Presentation of these non-GAAP financial measures are consistent with how United’s management evaluates its performance internally and are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the banking industry. However, this non-GAAP information should be considered supplemental in nature and not as a substitute for related financial information prepared in accordance with GAAP. A reconciliation of these non-GAAP measures is set forth below. Investors should recognize that United’s presentation of non-GAAP financial measures might not be comparable to a similarly titled measure at other companies.

“Core” Return on Average Assets	For the Year Ended December 31, 2020
(Dollars in thousands)

Net Income (GAAP) (a)	$289,024
Plus: Merger-related expense, net of tax	43,577

“Core” Net Income (non-GAAP) (b)	$332,602

Average Assets (GAAP) (c)	$24,137,070

Return on Average Assets (GAAP) [(a)/(c)]	1.20%
“Core” Return on Average Assets (non-GAAP) [(b)/(c)]	1.38%

“Core” Return on Average Tangible Equity	For the Year Ended December 31, 2020
(Dollars in thousands)

Net Income (GAAP) (a)	$289,024
Plus: Merger-related expense, net of tax	43,577

“Core” Net Income (non-GAAP) (b)	$332,602

Average Total Shareholders’ Equity (GAAP) (c)	$3,956,969
Less: Average Total Intangibles	1,716,738

Average Tangible Equity (non-GAAP) (d)	$2,240,231

Return on Average Equity (GAAP) [(a)/(c)]	7.30%
“Core” Return on Average Tangible Equity (non-GAAP) [(b)/(d)]	14.85%

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table is a summary of certain information concerning the compensation awarded or paid to, or earned by, the Company’s named executive officers as determined as of the end of 2020, 2019, and 2018.

Name and Principal Position	Year	Salary	Stock Awards (1)	Option Awards		Non-Equity Incentive Plan Compen- sation (5)	Change in Pension Value and Non- qualified Deferred Compen- sation Earnings (6)	All Other Compen- sation (7)	Total

Richard M. Adams Chairman of the Board and Chief Executive Officer	2020	$1,174,500	$1,269,353	$249,069	(2)	$1,554,545	$0	$50,079	$4,297,546
	2019	$1,120,550	$1,094,425	$242,796	(3)	$1,128,169	$765,298	$25,008	$4,376,246
	2018	$1,076,250	$687,215	$374,364	(4)	$1,092,582	$0	$25,524	$3,255,935

Richard M. Adams, Jr. President	2020	$595,000	$425,036	$83,400	(2)	$486,023	$295,382	$85,156	$1,969,997
	2019	$511,539	$374,816	$83,149	(3)	$306,794	$500,082	$91,334	$1,867,714
	2018	$492,308	$222,893	$121,414	(4)	$295,542	$0	$48,994	$1,181,151

James J. Consagra, Jr. Executive Vice President and Chief Operating Officer	2020	$595,000	$425,036	$83,400	(2)	$486,023	$320,841	$38,066	$1,948,366
	2019	$511,539	$374,816	$83,149	(3)	$306,794	$487,740	$34,524	$1,798,562
	2018	$492,308	$222,893	$121,414	(4)	$295,542	$0	$34,561	$1,166,718

W. Mark Tatterson Executive Vice President, Chief Financial Officer and Treasurer	2020	$464,462	$340,022	$66,721	(2)	$373,864	$386,031	$52,037	$1,683,137
	2019	$409,231	$299,837	$66,516	(3)	$245,435	$465,737	$40,211	$1,526,967
	2018	$392,308	$172,810	$94,145	(4)	$236,433	$182,217	$29,599	$1,107,512

Darren K. Williams Executive Vice President, Chief Information and Risk Officer	2020	$363,731	$208,649	$40,940	(2)	$258,477	$61,934	$26,767	$960,498
	2019	$306,923	$174,899	$38,800	(3)	$150,381	$55,125	$23,754	$749,882
	2018	$294,231	$105,506	$57,479	(4)	$144,860	$26,486	$24,297	$652,859

Footnotes:

(1)

The restricted stock award amounts shown in this table represent the target dollar amount of awards during the fiscal year determined pursuant to FASB ASC Topic 718. For 2020, the compensation amount was calculated using a grant date closing stock price of $32.51. For 2019, the compensation amount was calculated using a grant date closing stock price of $38.49. For 2018, the compensation amount was calculated using a grant date closing stock price of $37.60. For 2020, the actual amount of restricted stock that vested was different than the target amount due to meeting certain performance criteria. For 2020, the actual grant date fair values of restricted stock based on performance were: Mr. Richard Adams, $1,904,013; Mr. Richard Adams, Jr., $637,554; Mr. Consagra, $637,554; Mr. Tatterson, $510,049; and Mr. Williams, $312,974.

(2)

Compensation amounts for 2020 reflect the grant date fair value of target stock options granted in 2020 in accordance with FASB ASC Topic 718. For 2020, the actual amount of stock options that vested was different than the target amount due to meeting certain performance criteria. For 2020, the actual grant date fair values of stock option awards based on performance were: Mr. Richard Adams, $373,601; Mr. Richard Adams, Jr., $125,102; Mr. Consagra, $125,102; Mr. Tatterson, $100,084;

and Mr. Williams, $61,410. The fair value was calculated using a binomial lattice option pricing model based on a weighted average fair value of $5.65 per option granted in 2020. The assumptions used in determining the valuation of these options using this methodology were as follows: average expected option life of 7.36 years; risk-free interest rate of 0.51%; a volatility factor of 0.2516; and a dividend yield of 3.00%.

(3)

Compensation amounts for 2019 reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for stock options granted pursuant to United’s 2016 LTI Plan. For options granted in 2019, the grant date fair value was calculated using a binomial lattice option pricing model based on a weighted average fair value of $7.16 per option. The assumptions used in determining the valuation of these options using this methodology were as follows: average expected option life of 6.72 years; risk-free interest rate of 2.54%; a volatility factor of 0.243; and a dividend yield of 3.00%.

(4)

Compensation amounts for 2018 reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for stock options granted pursuant to United’s 2016 LTI Plan. For options granted in 2018, the grant date fair value was calculated using a binomial lattice option pricing model based on a weighted average fair value of $7.56 per option. The assumptions used in determining the valuation of these options using this methodology were as follows: average expected option life of 6.93 years; risk-free interest rate of 2.74%; a volatility factor of 0.255; and a dividend yield of 3.00%.

(5)

The amounts disclosed were awarded pursuant to United’s Non-Equity Incentive Plan which is based on financial and individual performance measures that are communicated to the named executive officers. A more detailed discussion of terms of such plan and its application in 2020 is set forth in the Compensation Discussion and Analysis under the heading “Annual Incentive Plan (AIP).” The amounts earned under United’s Non-Equity Incentive Plan are disclosed in the year earned, although paid in the following year.

(6)

Change in value of executive officer’s Pension and SERP benefit during the year presented. Declines in Pension and SERP values are not included in the table above. In 2020, for Mr. Richard Adams, his Pension value decreased $3,456 and his SERP value decreased $4,261. For Mr. Richard Adams, Jr., his Pension value increased $195,890 and his SERP value increased $99,492. For Mr. Consagra, his Pension value increased $228,651 and his SERP value increased $92,190. For Mr. Tatterson, his Pension value increased $216,309 and his SERP value increased $169,722. For Mr. Williams, his SERP value increased $61,934. Mr. Williams does not have a Pension.

(7)

All Compensation includes perquisites, company contributions to the executive officer’s 401(k) Plan, life insurance, health and disability coverage premiums. Perquisites are valued based on their incremental cost to United in accordance with SEC regulations. The table above includes all perquisities; however, only the named executive officers with amounts above $10,000 are listed in the proxy statement. Below are those individuals with perquisities in excess of $10,000. Aggregate perquisites of $23,007 were provided to Mr. Adams in 2020 which exceeded $10,000 and are thus included in his All Other Compensation column. His perquisites include sporting and country club memberships and the personal use of a company automobile. Aggregate perquisites of $51,983 were provided to Mr. Adams, Jr. in 2020 which exceeded $10,000 and are thus included in his All Other Compensation column. His perquisites include business and country club memberships and the personal use of a company automobile. Aggregate perquisites of $11,592 were provided to Mr. Consagra in 2020 which exceeded $10,000 and are thus included in his All Other Compensation column. His perquisites include a country club membership and the personal use of a company automobile. Aggregate perquisites of $20,135 were provided to Mr. Tatterson in 2020 which exceeded $10,000 and are thus included in his All Other Compensation column. His perquisites include a country club membership and the personal use of a company automobile.

Salary and bonus amounts paid to the named executive officers as a percentage of total compensation are as follows for 2020: Mr. R. Adams – 27.33%; Mr. R. Adams, Jr. – 30.20%; Mr. Consagra – 30.54%; Mr. Tatterson – 27.60% and Mr. Williams – 37.87%.

Grants of Plan-Based Awards

The following table sets forth information concerning individual grants of all plan-based awards in the fiscal year 2020 to the named executives.

Name	Type of Award*	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2) (3)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)		Grant Date Fair Value of Stock and Option Awards ($)(4)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Richard M. Adams	ACI SO RS	2/24/2020 2/24/2020 2/24/2020	$180,000 — —	$1,080,000 — —	$1,680,000 — —	— 22,041 19,522	— 44,083 39,045	— 66,124 58,567	— — —	— — —	$	— 32.51 —	$ $	— 249,069 1,269,353
Richard M. Adams, Jr.	ACI SO RS	2/24/2020 2/24/2020 2/24/2020	$32,500 — —	$357,500 — —	$520,000 — —	— 7,381 6,537	— 14,761 13,074	— 22,142 19,611	— — —	— — —	$	— 32.51 —	$ $	— 83,400 425,036
James J. Consagra, Jr.	ACI SO RS	2/24/2020 2/24/2020 2/24/2020	$32,500 — —	$357,500 — —	$520,000 — —	— 7,381 6,537	— 14,761 13,074	— 22,142 19,611	— — —	— — —	$	— 32.51 —	$ $	— 83,400 425,036
W. Mark Tatterson	ACI SO RS	2/24/2020 2/24/2020 2/24/2020	$25,000 — —	$275,000 — —	$400,000 — —	— 5,905 5,230	— 11,809 10,459	— 17,714 15,689	— — —	— — —	$	— 32.51 —	$ $	— 66,721 340,022
Darren K. Williams	ACI SO RS	2/24/2020 2/24/2020 2/24/2020	$21,250 — —	$191,250 — —	$276,250 — —	— 3,623 3,209	— 7,246 6,418	— 10,870 9,627	— — —	— — —	$	— 32.51 —	$ $	— 40,940 208,649

Footnotes:

*	ACI = Annual Cash Incentive; SO = Stock Options; RS = Restricted Stock

(1)

Amounts represent potential payout opportunities under United’s Non-Equity Incentive Plan for each of the named executive officers. As further detailed in the section entitled “Annual Cash Incentive Compensation” in the Compensation Discussion and Analysis, the award opportunities presented in the table are based on percentages of base salary, performance measures and goals for 2020. Actual awards earned for 2020 are reported in the Summary Compensation Table under the column headed “Non-Equity Incentive Compensation.”

(2)

Stock option grants in 2020 were made under the United Bankshares, Inc. 2016 Long-Term Incentive Plan as approved by shareholders on May 18, 2016. Stock options were granted on February 24, 2020 at the grant date closing price based on performance in 2019 and other criteria and will vest equally over a four-year period from the grant date upon achieving certain goals as discussed in the Compensation Discussion and Analysis. These options have a term of 10 years. Vesting is based upon continued employment through the vesting date. All options will become immediately exercisable upon a change of control of the Company. Actual stock options “earned” as of February 2021 for the named executive officers were: Mr. R. Adams, 66,124; Mr. R. Adams, Jr., 22,142; Mr. Consagra, 22,142; M. Tatterson, 17,714; and Mr. Williams, 10,869. The actual stock options earned was based on the Company achieving certain performance requirements applicable to the stock option awards as described in the Compensation Discussion and Analysis.

(3)

Shares of restricted stock granted in 2020 were made under the United Bankshares, Inc. 2016 Long-Term Incentive Plan as approved by shareholders on May 18, 2016. Shares of restricted stock were granted on February 24, 2020 based on performance in 2019 and other criteria and will vest equally over a four-year period from the grant date upon achieving certain goals as discussed in the Compensation Discussion and Analysis. Recipients of restricted shares do not pay any consideration to United for these shares, have the right to vote all shares subject to such grant and receive all dividends with respect to such shares, whether or not the shares have vested. Vesting is based upon continued employment through the vesting date. All restricted shares will immediately vest upon a change of control of the Company. Actual restricted shares “earned” as of February 2021 for the named executive officers were: Mr. R. Adams, 58,567; Mr. R. Adams, Jr., 19,611; Mr. Consagra, 19,611; M. Tatterson, 15,689; and Mr. Williams, 9,627. The actual restricted shares earned was based on the Company achieving certain performance requirements applicable to the restricted shares awarded as described in the Compensation Discussion and Analysis.

(4)

Amounts in this column reflect the aggregate grant date fair value of stock and option awards granted in 2020 computed in accordance with FASB ASC Topic 718. For options granted in 2020, the grant date fair value was calculated using a binomial lattice option pricing model based on a weighted average fair value of $5.65 per option. The assumptions used in determining the valuation of these options using this methodology were as follows: average expected option life of 7.36 years; risk-free interest rate of 0.51%; a volatility factor of 0.2516; and a dividend yield of 3.00%. For restricted stock granted in 2020, the grant date fair value was calculated by multiplying the shares awarded by the grant date closing stock price of $32.51.

Employment Contracts of Named Executive Officers

Richard M. Adams, Chairman and Chief Executive Officer of United and Chairman of United Bank, entered into an employment contract with United effective February 28, 2011. The original term of Mr. R. Adams’ employment contract was three years, with the provision that the contract could be extended annually for one (1) year to maintain a three (3) year contract. This contract was amended on February 22, 2021 to provide for continued employment of Mr. Adams and to extend the term of the contract through March 31, 2024.

Under Mr. R. Adams’ contract, if the contract is terminated for any reason other than cause, Mr. R. Adams, or his family or estate, is entitled to a lump sum payment equal to three times the sum of his prior year’s base salary and target bonus. Under Mr. R. Adams’ contract, cause is defined as based on (i) excessive, unapproved absences, (ii) gross or willful neglect of duty that results in some substantial loss to United, or (iii) fraud or commission of any criminal act, if proven. If the contract is terminated for cause, United must pay Mr. R. Adams’ base salary only for the period of his active full-time employment to the date of termination. Under the contract, Mr. R. Adams is required to devote his full-time energies to performing his duties as Chairman and CEO on behalf of United and its subsidiaries. The contract provides for a base compensation of $1,248,000 and additional benefits consistent with the office. This base compensation may be increased but not decreased.

Bank Owned Life Insurance (“BOLI”)

United has purchased BOLI policies covering several key company officers including the named executive officers. The purchase of BOLI represents a tax-advantaged financing strategy that permits the Company to meet its increasing benefit liability obligations in a more cost-effective manner. The intent is to create an independent source of funds to recoup some of the benefit expenses. The policies’ earnings, including death proceeds, will be used to offset and recover a portion of the costs to carry the policies. Interest earned on the cash value is not subject to tax unless the policies are surrendered or borrowed against before the insured’s death. United earned the following approximate amounts of income in 2020 related to the BOLI policies on the named executive officers: Mr. R. Adams, $55,000; Mr. R. Adams, Jr., $15,000; Mr. Consagra, $21,000; Mr. Tatterson, $6,000; and Mr. Williams, $22,000.

Employee Benefit Plans

Except for the Deferred Compensation Plan applicable to directors, no directors or principal shareholders of United and its subsidiaries, other than those persons who are salaried officers, participate in any type of benefit plan of United.

United’s subsidiaries provide, on a substantially non-contributory basis for all full-time employees, including the named executive officers, life and disability insurance. Life insurance with a value of 250% of base salary, up to a maximum benefit of $1,000,000, is provided to all full-time employees, including executive officers. The premiums paid by United for life insurance on any individual, which has a face value greater than $50,000 is properly reported as compensation. These plans do not discriminate, in scope, terms or operation, in favor of the executive officers of United or its subsidiaries and are available generally to all full-time salaried employees of United and its subsidiaries.

Pension Benefits

Pension Plan. The United Bankshares, Inc. Pension Plan is a defined benefit pension plan. It is a tax-qualified, broad-based plan generally available to all regular employees (with some exceptions) hired prior to October 1, 2007. Participation is automatic for those employees hired before October 1, 2007 and begins on January 1 or July 1 after an eligible employee completes one (1) year of service (12 consecutive months during which the employee completes at least 1,000 hours of service) and reaches the age of 21.

Normal benefits under the Pension Plan are based on these factors:

•	years of credited service

•	compensation of the employee, and

•	Social Security covered compensation.

An employee is 100% vested when the first of the following occurs:

•	the employee completes at least 5 years of service or

•	the employee reaches the normal retirement date or

•	the employee reaches early or disability retirement (regardless of whether the employee actually retires).

For purposes of calculating benefits under the Pension Plan, compensation is generally the pay an employee receives from United, including any pre-tax savings under a 401(k) plan maintained by United and salary reductions under an Internal Revenue Code Section 125 plan. Compensation does not include overtime, bonuses or director’s fees. Maximum compensation limits for benefit calculations are set by governmental rules. The limit is indexed and may change each year. For 2020, the limit was $230,000.

The employee’s average compensation is used to calculate his or her retirement benefit. Average compensation is the employee’s average pay over the consecutive five years out of the last ten years with the Company that produces the highest average.

Benefits are paid under the Pension Plan when an employee retires. Retirement under the Pension Plan can be normal retirement, early retirement, delayed retirement or disability retirement.

If an employee retires at the normal retirement age of 65, then the employee’s monthly normal retirement benefit is equal to the sum of 1.25% of average compensation and 0.5% of average compensation in excess of Social Security covered compensation, multiplied by years of service up to 25 years. If an employee terminates employment before his or her normal retirement date, the employee is entitled to his or her vested accrued benefit. The employee will receive the benefits upon early retirement or at his or her normal retirement date, whichever comes first.

An employee may elect early retirement after he or she reaches age 55 and has completed at least 5 years of service. The early retirement benefit is equal to the employee’s accrued benefit as of his or her early retirement date. If payment of the early retirement benefit begins before the employee’s normal retirement date, then the benefit is reduced.

Supplemental Executive Retirement Agreements. United has entered into Supplemental Retirement Agreements (“SERPs”) with each of its named executive officers to encourage such officers to remain employees of United. The SERPs are designed to provide a certain level of post-retirement income to the individuals who have a significant impact on the long-term growth and profitability of United. A more detailed description of the SERPs begins on page 52 of this Proxy Statement.

The following table shows the present value of the accumulated benefit under the Pension Plan and the SERPs as well as the dollar amount of any payments and benefits paid to each named executive officer during the last completed fiscal year and the years of credited service for each of the named executive officers. The values in the table reflect the actuarial present value of the named executive officer’s accumulated benefit under each plan, computed as of December 31, 2020.

Name	Plan Name	Number of Years Credited Service (1) (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)

Richard M. Adams	Pension Plan	52	$1,510,913	$108,964
	SERP	30	$6,820,813	—

Richard M. Adams, Jr.	Pension Plan	26	$1,192,157	—
	SERP	17	$1,130,690	—

James J. Consagra, Jr.	Pension Plan	23	$1,368,619	—
	SERP	17	$1,195,128	—

W. Mark Tatterson	Pension Plan	24	$934,496	—
	SERP	7	$624,324	—

Darren K. Williams	SERP	3	$176,220	—

Footnote:

(1)

The benefits payable under the SERPs are triggered upon the NEO reaching a certain age as opposed to years of service as more fully described on page 52 under the heading of “Potential Payments upon Termination or Change of Control.” Messrs. R. Adams, R. Adams, Jr. and Consagra are fully vested in their respective SERP benefits.

The present value of the accumulated benefit for both the SERP and the Pension Plan benefits was calculated using the following weighted-average assumptions: discount rate of 3.42%; compensation increase rates of 5.00% prior to age 40, 4.00% between the ages of 40-54, and 3.50% otherwise; and an investment return of 6.75%. Benefits under both the Pension Plan and the SERP are based on annual base salary and do not include bonuses, directors’ fees, expense reimbursements, and employer contributions to retirement plans. For Mr. R. Adams, the annual benefit under his SERP is further reduced by fifty percent of the annual benefits payable at retirement under Social Security, annual benefits payable at retirement under the Pension Plan and benefits attributable to the portion of his account balances arising from the Company’s contributions to United’s Savings and Stock Investment Plan.

Benefit figures shown are computed on the assumption that participants will retire at the earliest time available under the Pension Plan without any benefit reduction due to age. For the Pension Plan, the earliest retirement age is 55. For the SERPs, the earliest retirement ages without benefit reduction due to age for the named executive officers are as follows: Mr. R. Adams – 65; Mr. R. Adams, Jr. – 55; Mr. Consagra – 60; Mr. Tatterson – 60 and Mr. Williams – 60.

The Pension Plan and the SERP are designed to work together to provide each named executive officer with a certain level of benefits. Social Security benefits are deducted from the annual benefits payable under the Pension Plan. The annual benefits under the amended SERP for Mr. R. Adams is reduced by (i) fifty percent of the annual benefits payable at retirement under Social Security, (ii) the annual benefits payable upon retirement under the Pension Plan and (iii) the benefits attributable to the portion of the named executive officer’s account balances arising from the Company’s contributions to the United’s Savings and Stock Investment Plan.

As a general rule, United does not grant extra years of service under the Pension Plan and the SERP. Exceptions may occur, however, in the case of mergers and acquisitions.

Other Employee Plans

Each employee of United, including named executive officers, who completes ninety (90) days of qualified service, is eligible to participate in the United Bankshares, Inc. Savings and Stock Investment Plan, a qualified deferred compensation plan under Section 401(k) of the Internal Revenue Code. Each participant may contribute from 1% to 100% of compensation to his/her account, subject to Internal Revenue Service maximum deferral limits. United will match 100% of the first 5% of salary deferred with United stock. Vesting is 100% for employee deferrals and the company match at the time the employee makes his/her deferral.

United employees may participate in an employee stock purchase plan whereby its employees may purchase shares of United’s common stock. Purchases made by employees under this plan are coordinated by the Personnel and Shareholder Relations Department of United Bank, and involve stock purchased at market price for this purpose.

Non-Qualified Deferred Compensation

United provides a Non-Qualified Retirement and Savings Plan (the “Non-Qualified Plan”), which was amended and restated in November of 2008 to comply with Internal Revenue Code Section 409A, to provide a supplemental savings program for certain employees of the Company who are unable to make meaningful contributions to the United Savings and Stock Investment Plan. This plan is intended to benefit a select group of management or highly compensated employees of the Company. Each participant may elect to defer any percentage of his or her salary and bonus as a supplemental savings contribution. Participants may elect the manner in which their deferral contributions are deemed to be invested provided that no investments are made in assets located outside of the United States.

Participants are not entitled to the Non-Qualified Plan benefits prior to their date of employment termination. The benefits under the Non-Qualified Plan are paid upon a participant’s retirement, disability or termination of employment. Benefits are paid either as a single lump sum or substantially equal installments over a period of not less than three nor more than ten years as elected by the participant. Upon death of a participant, his or her named beneficiary(ies) will receive such participant’s benefits payable under the Non-Qualified Plan.

Each investment is subject to market risk. The degree of market risk varies by investment.

The following table shows the contributions, earnings and year-end balances for 2020 with respect to non-qualified deferred compensation plans for the named executive officers.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY (1) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Richard M. Adams	—	—	—	—	—
Richard M. Adams, Jr.	—	—	$11,119	—	$1,055,317
James J. Consagra, Jr.	—	—	$3,954	—	$33,504
W. Mark Tatterson	$98,161	—	$48,684	—	$ 193,262
Darren K. Williams	—	—	—	—	—

Footnotes:

(1)	None of the earnings shown above or in the previous year represent above-market or preferential earnings and, thus, are not included in the Summary Compensation Table.

Potential Payments upon Termination or Change in Control

Supplemental Executive Retirement Agreements. On July 27, 1990, United entered into a Supplemental Retirement Agreement (“SERP”) with Mr. Richard M. Adams. The agreement was amended on November 1, 2001 and was further amended in November of 2008 to comply with Internal Revenue Code Section 409A. This amended agreement provides for an annual supplemental retirement benefit upon Mr. Adams reaching age 65 or upon the later termination of his employment with United or an affiliated or successor entity to United, whichever last occurs. On February 28, 2011, the agreement was further amended to change the benefits payable under the SERP. Under the amended agreement, the annual benefit will be equal to seventy percent (70%) of the average of Mr. R. Adams’ three highest base salaries, reduced by (1) fifty percent of benefits paid upon retirement under Social Security, (2) annual benefits payable upon retirement under the Pension Plan, and (3) the annual amount of benefits payable to Mr. R. Adams upon his normal retirement age, on a single life annuity basis, attributable to the portion of Mr. R. Adams’ account balances arising from employer contributions under the United Savings and Stock Investment Plan. The amended agreement continues to provide for reduced benefits for early retirement before age 65 as well as payments to his spouse or his estate if unmarried in the event of his death. The benefits under the amended agreement are fully vested in Mr. R. Adams and survive his termination of employment from United or an affiliated or successor entity to United for whatever reason, including but not limited to, change in control, dismissal with or without cause, voluntary termination, expiration of contract or disability.

On October 1, 2003, United entered into SERPs with the named executive officers, Richard M. Adams, Jr. and James J. Consagra, Jr. to encourage them to remain an employee of United. These Supplemental Retirement Agreements were amended in November of 2007 to add a death benefit payable to the participant’s beneficiary and amended in November of 2008 in order to comply with Internal Revenue Code Section 409A.

The amended SERPs for Mr. Consagra and Mr. R. Adams, Jr. provide that each will receive upon retirement on or after the age set forth in the SERPs, an annual benefit equal to $100,000, paid in monthly installments for a period of fifteen (15) years. If Mr. Consagra or Mr. R. Adams, Jr. retires or leaves employment early, the executive will receive an accrual benefit set forth in a Schedule to the SERP, subject to a ten (10) year vesting schedule. This early termination benefit will be paid monthly for a period of fifteen (15) years starting at age 55 for Mr. R. Adams, Jr. for a separation from services before age 55, or starting at age 60 for a separation from service before the age of 60 for Mr. Consagra.

On November 7, 2013, United entered into a SERP with the named executive officer, W. Mark Tatterson. The SERP provides that Mr. Tatterson will receive, at the age set forth in the SERP, an annual benefit equal to $110,000, paid in monthly installments for a period of fifteen (15) years. If Mr. Tatterson retires or leaves employment early, the executive will receive an accrual benefit set forth in a Schedule to the SERP, subject to a ten (10) year vesting schedule. This early termination benefit will be paid monthly for a period of fifteen (15) years starting at the date of separation of service for a separation of service at or after age 60 or starts at age 60 for a separation from service before the age of 60.

On November 10, 2017, amendments were made to the SERPs with Richard M. Adams, Jr., James J. Consagra, Jr., and Mark Tatterson to amend the definition of disability to comply with the final rules related to disability claims procedures recently issued by the U.S. Department of Labor.

On February 26, 2018, amendments were made to the SERPs with Richard M. Adams, Jr., James J. Consagra, Jr., and Mark Tatterson to revise the vesting and non-competition provisions in the SERPs as follows:

•

the SERP benefit will be deemed to be 100% vested and the executive will not be subject to the one-year non-compete restrictions under the SERP following a change of control in the event of (i) an involuntary termination other than for “Cause,” or (ii) any resignation (whether voluntary, with or without Good Reason, upon retirement, etc.).

•

even if no change of control occurs, the SERP benefit will be deemed to be 100% vested and the executive will not be subject to the one- year non-compete restrictions under the SERP in the event of (i) a voluntary resignation at any time for “Good Reason” or (ii) an involuntary termination of the executive other than for “Cause.”

•	the applicable SERP benefit will be deemed to be 100% vested if the executive becomes Disabled.

•	if no change of control has occurred, an executive who resigns without “Good Reason” will remain subject to the applicable vesting schedule and the one year non-compete provisions in the SERP.

•	in all cases, whether or not a change of control has occurred, a termination for “Cause” will result in a forfeiture of the SERP benefit.

•	provisions in the SERPs which provide for forfeiture due to suicide or misstatement were deleted.

On February 26, 2018, United entered into a SERP with the named executive officer, Darren K. Williams with an effective date of March 1, 2017. The SERP provides that Mr. Williams will receive, at the age set forth in the SERP, an annual benefit equal to $50,000, paid in monthly installments for a period of fifteen (15) years. If Mr. Williams retires or leaves employment early, the executive will receive an accrual benefit set forth in a Schedule to the SERP, subject to a ten (10) year vesting schedule. This early termination benefit will be paid monthly for a period of fifteen (15) years starting at the date of separation of service for a separation of service at or after age 60.

Change of Control Agreements. In August of 2000, United entered into Change of Control Agreements with named executive officers Richard M. Adams, Jr. and James J. Consagra, Jr. to encourage them not to terminate their employment with United because of the possibility that United might be acquired by another entity. The Change in Control Agreements were subsequently amended and restated in November of 2008 to comply with the requirements of Internal Revenue Code Section 409A. The Board of Directors determined that such an arrangement was appropriate, considering the entry of large regional bank holding companies into United’s market areas. The agreements were not undertaken in the belief that a change of control of United was imminent. In November of 2017, the definition of disability in the Change of Control Agreements with named executive officers Richard M. Adams, Jr. and James J. Consagra, Jr. was amended to comply with the final rules related to disability claims procedures recently issued by the U.S. Department of Labor.

Generally, the agreements provide severance compensation to those officers if their employment should end under certain specified conditions after a change of control of United. Compensation is paid upon any involuntary termination within two years following a change of control unless the officer is terminated for cause. In addition, compensation will be paid after a change of control if (i) the officer voluntarily terminates employment within two years of a change in control because of a decrease in the total amount of the officer’s base salary below the level in effect on the date of consummation of the change of control, without the officer’s consent; (ii) upon a material reduction in the importance of the officer’s job responsibilities without the officer’s consent; (iii) upon geographical relocation of the officer without consent to an office more than fifty (50) miles from the officer’s location at the time of a change of control; (iv) upon failure by United to obtain assumption of the contract by its successor or (v) upon any termination of employment within thirty-six (36) months after consummation of a change of control which is effected for any reason other than good cause.

Under the agreements, a change of control is defined in Section 409A and the regulations issued thereunder and includes:

•        a change in the ownership of United which is defined to occur on the date that any one person, or more than one person acting as a group, acquires ownership of stock of United that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of United,

•        a change in the effective control of United, which is defined to occur on (1) the date any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of United possessing 30% or more of the total voting power of United, and also to occur on (2) the date a majority of members of United’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of United’s board of directors before the date of the appointment or election, and

•        a change in the ownership of a substantial portion of United’s assets which is defined to occur on the date that any one person, or more than one person acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from United that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of United immediately before such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of United, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

Under the agreements, severance benefits include: (a) cash payment equal to the officer’s monthly base salary in effect on either (i) the date of termination; or (ii) the date immediately preceding the change of control, whichever is higher, multiplied by the number of full months between the date of termination and the date that is thirty-six (36) months after the date of consummation of the change of control; (b) payment of a pro-rata amount of the cash incentive award, if any, awarded to executive under United’s Incentive Plan; and (c) continuing participation in employee benefit plans and programs such as retirement, disability and medical insurance for the period of time during which the officer would be entitled (or would, but for such plan, be entitled) to continuation coverage under a group health plan of the service recipient under Code section 4980B (“COBRA”) if the officer elected such coverage and paid the applicable premiums, but in no event shall such period exceed thirty-six (36) months following the date of termination.

The agreements do not affect the right of United to terminate the officer, or change the salary or benefits of the officer, with or without good cause, prior to any change of control; provided, however, any termination or change which takes place after discussions have commenced which result in a change of control will be presumed to be a violation of the agreement and will entitle the officer to the benefits under the agreement, absent clear and convincing evidence to the contrary if such termination or change takes place within two years after the change of control.

The following table shows the potential incremental value transfer to each named executive under various termination scenarios. The table was prepared as though each named executive officer’s employment was terminated on December 31, 2020 (the last business day of 2020). The amounts in the row labeled “If Change in Control (“CIC”) Termination Occurs during FY 2020” assume that a change in control occurred on December 31, 2020. We are required by the SEC to use these assumptions. With these required assumptions, the Company believes that the remaining assumptions listed in the footnotes below, which are necessary to produce these estimates, are reasonable in the aggregate. However, the executives’ employment was not terminated on December 31, 2020, and a change in control did not occur on that date. There can be no assurance that a termination of employment, a change in control or both would produce the same or similar results as those described if either or both of them occur on any other date or at any other price, or if any assumption is not correct in fact.

Incremental Value Transfer	Richard M. Adams (2)	Richard M. Adams, Jr. (3)	James J. Consagra, Jr. (4)	W. Mark Tatterson (5)	Darren K. Williams (6)
If Retirement or Voluntary Termination Occurs during FY2020	$2,400,160	$804,298	$804,298	$639,868	$386,564
If Termination for Cause Occurs during FY2020	—	—	—	—	—
If Termination Without Cause Occurs during FY2020	$3,600,000	—	—	$495,000	$360,000
If Change in Control (“CIC”) Termination Occurs during FY2020 (1)	$6,000,160	$3,171,417	$3,151,320	$1,134,868	$746,564
If Disability Occurs during FY2020	$6,000,160	$2,364,298	$1,404,298	$3,534,868	$2,786,564
If Death Occurs during FY2020	$6,600,160	$1,804,298	$1,804,298	$1,639,868	$1,386,564

Footnotes:

(1)

The benefits listed in the row entitled “If Change in Control (“CIC”) Termination Occurs during FY 2020” are payable upon the happening of any of the following events within two years after a change in control: (i) involuntary termination unless the officer is terminated for cause; or (ii) voluntarily termination of the officer’s employment because of (A) a decrease in the total amount of the officer’s base salary below the level in effect on the date of consummation of the change of control, without the officer’s consent, (B) a material reduction in the importance of the officer’s job responsibilities without the officer’s consent, (C) geographical relocation of the officer without consent to an office more than fifty (50) miles from the officer’s location at the time of a change of control, or (D) failure by United to obtain assumption of the contract by its successor.

(2)

Mr. R. Adams’ severance benefit under an involuntary not for cause termination, voluntary termination within six months after a CIC, death or disability is equal to 3 times his base salary. If the termination for cause is based solely upon

(i) excessive absenteeism without approval by United, not caused by disability, (ii) gross or willful neglect of duty resulting in some substantial loss to United after Mr. R. Adams has been given written direction and reasonable time to perform such duties, or (iii) any acts or omissions on the part of Mr. R. Adams which when proven constitute fraud or commission of any criminal act involving the person or property of others or the public generally, or any combination of the above, United must pay Mr. R. Adams’ base salary only up until termination. Otherwise, if Mr. R. Adams is terminated for any other cause, his severance benefit is equal to 3 times his base salary. Upon a CIC, retirement, death or disability, Mr. R. Adams unvested options and restricted stock would immediately vest. Assuming the CIC, retirement, death or disability occurred on December 31, 2020, Mr. R. Adams’ stock options would have no value because the exercise prices were higher than the price per share of the Company’s stock on the date of the CIC, retirement, death or disability ($32.40 per share). The value of Mr. R. Adams’ restricted stock would have been $2,400,160 which was calculated using the price per share of the Company’s stock on the date of the CIC, retirement, death or disability ($32.40 per share) multiplied by the number of restricted shares that would have vested (74,079). Mr. R. Adams is fully vested in the benefits under his SERP Agreement for the CIC, dismissal with or without cause, voluntary termination, expiration of contract or disability. Upon Mr. R. Adams’ death, his named beneficiary(ies) will receive a benefit of $600,000 from a company-paid life insurance policy.

(3)

Mr. R. Adams, Jr.’s severance benefit for certain terminations within two years after a CIC is equal to his monthly base salary in effect on either (i) the date of termination; or (ii) the date immediately preceding the CIC, whichever is higher, multiplied by the number of full months between the date of termination and the date that is thirty-six (36) months after the date of consummation of the change in control. Also, Mr. R. Adams, Jr. is entitled to receive an additional payment equal to a pro-rata amount of the cash incentive award, if any, awarded to him under United’s Incentive Plan for the prior year and to participate in health care, life insurance and disability perquisites for the period of time during which he would be entitled (or would, but for such plan, be entitled) to continuation coverage under a group health plan of the service recipient under Code section 4980B (“COBRA”) if he elected such coverage and paid the applicable premiums, but in no event shall such period exceed 36 months following the applicable termination within two years after a CIC. Upon a CIC, retirement, death or disability, Mr. R. Adams, Jr.’s unvested options and restricted stock would immediately vest. Assuming the CIC, retirement, death or disability occurred on December 31, 2020, Mr. R. Adams Jr.’s stock options would have no value because the exercise prices were higher than the price per share of the Company’s stock on the date of the CIC, retirement, death or disability ($32.40 per share). The value of Mr. R. Adams, Jr.’s restricted stock would have been $804,298 which was calculated using the price per share of the Company’s stock on the date of the CIC, retirement, death or disability ($32.40 per share) multiplied by the number of restricted shares that would have vested (24,824). If Mr. R. Adams, Jr. becomes completely disabled, he is eligible for disability benefits of $10,000 per month up until age 65. Upon Mr. R. Adams, Jr.’s death, his named beneficiary(ies) will receive a benefit of $1,000,000 from a company-paid life insurance policy.

(4)

Mr. Consagra’s severance benefit for certain terminations within two years after a CIC is equal to his monthly base salary in effect on either (i) the date of termination; or (ii) the date immediately preceding the CIC, whichever is higher, multiplied by the number of full months between the date of termination and the date that is thirty-six (36) months after the date of consummation of the change in control. Also, Mr. Consagra is entitled to receive an additional payment equal to a pro-rata amount of the cash incentive award, if any, awarded to him under United’s Incentive Plan for the prior year to participate in health care, life insurance and disability perquisites for the period of time during which he would be entitled (or would, but for such plan, be entitled) to continuation coverage under a group health plan of the service recipient under Code section 4980B (“COBRA”) if he elected such coverage and paid the applicable premiums, but in no event shall such period exceed thirty six (36) months following the applicable termination within two years after a CIC. Upon a CIC, retirement, death or disability, Mr. Consagra’s unvested options and restricted stock would immediately vest. Assuming the CIC, retirement, death or disability occurred on December 31, 2020, Mr. Consagra.’s stock options would have no value because the exercise prices were higher than the price per share of the Company’s stock on the date of the CIC, retirement, death or disability ($32.40 per share). The value of Mr. Consagra.’s restricted stock would have been $804,298 which was calculated using the price per share of the Company’s stock on the date of the CIC, retirement, death or disability ($32.40 per share) multiplied by the number of restricted shares that would have vested (24,824). If Mr. Consagra becomes completely disabled, he is eligible for disability benefits of $10,000 per month up until age 65. Upon Mr. Consagra’s death, his named beneficiary(ies) will receive a benefit of $1,000,000 from a company-paid life insurance policy.

(5)

Mr. Tatterson’s SERP benefit will immediately vest for an involuntary not for cause termination, CIC and a disability. Assuming the involuntary not for cause termination, CIC or disability occurred on December 31, 2020, Mr. Tatterson was 70% vested in his SERP benefit and therefore would receive an incremental value equal to the remaining 30% of the benefit to be accrued. This incremental value for Mr. Tatterson would have been $495,000 which is calculated by multiplying his remaining percentage to vest (30%) by his annual benefit of $110,000 for a period of fifteen (15) years. Upon a CIC, retirement, death or disability, Mr. Tatterson’s unvested options and restricted stock would immediately vest. Assuming the CIC, retirement, death or disability occurred on December 31, 2020, Mr. Tatterson’s stock options would have no value because the exercise prices were higher than the price per share of the Company’s stock on the date of the CIC, retirement, death or disability ($32.40 per share). The value of Mr. Tatterson’s restricted stock would have been $639,868 which was calculated using the price per share of the Company’s stock on the date of the CIC, retirement, death or disability ($32.40 per share) multiplied by the number of restricted shares that would have vested (19,749). If Mr. Tatterson becomes completely disabled, he is eligible for disability benefits of $10,000 per month up until age 65. Upon Mr. Tatterson’s death, his named beneficiary(ies) will receive a benefit of $1,000,000 from a company-paid life insurance policy.

(6)

Mr. Williams’ SERP benefit will immediately vest for an involuntary not for cause termination, CIC and a disability. Assuming the involuntary not for cause termination, CIC or disability occurred on December 31, 2020, Mr. Williams was 40% vested in his SERP benefit and therefore would receive an incremental value equal to the remaining 60% of the benefit to be accrued. This incremental value for Mr. Williams would have been $360,000 which is calculated by multiplying his remaining percentage to vest (60%) by his annual benefit of $50,000 for a period of twelve (12) years. Upon a CIC, retirement, death or disability, Mr. Williams’ unvested options and restricted stock would immediately vest. Assuming the CIC, retirement, death or disability occurred on December 31, 2020, Mr. Williams’ stock options would have no value because the exercise prices were higher than the price per share of the Company’s stock on the date of the CIC, retirement, death or disability ($32.40 per share). The value of Mr. Williams’ restricted stock would have been $386,564 which was calculated using the price per share of the Company’s stock on the date of the CIC, retirement, death or disability ($32.40 per share) multiplied by the number of restricted shares that would have vested (11,931). If Mr. Williams becomes completely disabled, he is eligible for disability benefits of $10,000 per month up until age 65. Upon Mr. Williams’ death, his named beneficiary(ies) will receive a benefit of $1,000,000 from a company-paid life insurance policy..

CEO Pay Ratio

As required by Item 402(u) of Regulation S-K, we are required to calculate and disclose the total compensation for our median paid employee, as well as the ratio of this employee’s total compensation compared to the total compensation of Mr. Richard M. Adams, our Chairman of the Board and CEO (our “CEO”).

For 2020, our last completed fiscal year:

•        The median of the annual total compensation of all employees of our company (other than Mr. Adams), was $67,982; and

•        The annual total compensation of Mr. Adams, our Chairman of the Board and CEO was $4,297,546.

Based on this information, the ratio for 2020 of the annual total compensation of our CEO to the median of the annual total compensation of all employees is 63 to 1. Total compensation for our CEO and the median employee includes company 401(k) plan matches and company paid life, health and disability insurance premiums (to the extent these individuals participated in these programs).

We completed the following steps to identify the median of the annual total compensation of all our employees and to determine the annual total compensation of our median employee and CEO:

•        As of December 31, 2020, we identified our employee population including any full-time, part-time, temporary, or seasonal employees employed on that date.

•        To find the median of the annual total compensation of all our employees (other than our CEO), we used wages from our payroll records as reported to the Internal Revenue Service on Form W-2 for fiscal 2020. In making this determination, we annualized the compensation of full-time and part-time permanent employees who were employed on December 31, 2020 but did not work for us the entire year. No full-time equivalent adjustments were made for part-time employees.

•        We identified our median employee using this compensation measure and methodology, which was consistently applied to all our employees included in the calculation.

•        After identifying the median employee, we added together all of the elements of such employee’s compensation for 2020 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $67,982.

•        With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our 2020 Summary Compensation Table.

We identified our median employee and calculated our CEO pay ratio in accordance with SEC rules and methods for disclosure for the year ended December 31, 2020. This methodology is consistent with the methodology used in determining the median employee for the year ended December 31, 2019. However, due to differences in our employee population each year and the nature of the methodology we use to identify our median employee each year, differences in compensation between our median employees identified for 2019 and 2020 do not necessarily reflect overall employee compensation movement at our Company.

Outstanding Equity Awards at December 31, 2020

The following table sets forth certain information regarding the number and term of stock option and restricted stock awards for each of the named executives as of December 31, 2020.

Name	Grant Date	Option Awards					Stock Awards
		Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (3)	Market Value of Shares or Units of Stock That Have Not Vested (4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
				(#)	($)		(#)	($)	(#)	($)
Richard M. Adams	02/28/11	60,000	—	—	$28.64	02/28/21	—	—	—	—
	02/27/12	33,300	—	—	$29.40	02/27/22	—	—	—	—
	02/19/13	33,300	—	—	$26.19	02/19/23	—	—	—	—
	02/24/14	33,300	—	—	$28.89	02/24/24	—	—	—	—
	02/23/15	33,300	—	—	$36.92	02/23/25	—	—	—	—
	02/29/16	33,300	—	—	$35.04	02/29/26	—	—	—	—
	02/27/17	37,139	12,380	—	$45.30	02/27/27	4,569	$148,044	—	—
	02/26/18	24,760	24,760	—	$37.60	02/26/28	9,139	$296,087	—	—
	02/25/19	8,478	25,433	—	$38.49	02/25/29	21,326	$690,946	—	—
	02/24/20	—	44,083	—	$32.51	02/24/30	39,045	$1,265,058	—	—
Richard M. Adams, Jr.	02/28/11	20,000	—	—	$28.64	02/28/21	—	—	—	—
	02/27/12	11,100	—	—	$29.40	02/27/22	—	—	—	—
	02/19/13	11,100	—	—	$26.19	02/19/23	—	—	—	—
	02/24/14	11,100	—	—	$28.89	02/24/24	—	—	—	—
	02/23/15	11,100	—	—	$36.92	02/23/25	—	—	—	—
	02/29/16	11,100	—	—	$35.04	02/29/26	—	—	—	—
	02/27/17	12,045	4,015	—	$45.30	02/27/27	1,482	$48,017	—	—
	02/26/18	8,030	8,030	—	$37.60	02/26/28	2,964	$96,034	—	—
	02/25/19	2,903	8,710	—	$38.49	02/25/29	7,304	$236,633	—	—
	02/24/20	—	14,761	—	$32.51	02/24/30	13,074	$422,598	—	—

Name	Grant Date	Option Awards					Stock Awards
		Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (3)	Market Value of Shares or Units of Stock That Have Not Vested (4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
				(#)	($)		(#)	($)	(#)	($)
James J. Consagra, Jr.	02/28/11	20,000	—	—	$28.64	02/28/21	—	—	—	—
	02/27/12	11,100	—	—	$29.40	02/27/22	—	—	—	—
	02/19/13	11,100	—	—	$26.19	02/19/23	—	—	—	—
	02/24/14	11,100	—	—	$28.89	02/24/24	—	—	—	—
	02/23/15	11,100	—	—	$36.92	02/23/25	—	—	—	—
	02/29/16	11,100	—	—	$35.04	02/29/26	—	—	—	—
	02/27/17	12,045	4,015	—	$45.30	02/27/27	1,482	$48,017	—	—
	02/26/18	8,030	8,030	—	$37.60	02/26/28	2,964	$96,034	—	—
	02/25/19	2,903	8,710	—	$38.49	02/25/29	7,304	$236,633	—	—
	02/24/20	—	14,761	—	$32.51	02/24/30	13,074	$422,598	—	—
W. Mark Tatterson	02/28/11	8,500	—	—	$28.64	02/28/21	—	—	—	—
	02/27/12	8,300	—	—	$29.40	02/27/22	—	—	—	—
	02/19/13	8,300	—	—	$26.19	02/19/23	—	—	—	—
	02/24/14	8,300	—	—	$28.89	02/24/24	—	—	—	—
	02/23/15	9,130	—	—	$36.92	02/23/25	—	—	—	—
	02/29/16	9,130	—	—	$35.04	02/29/26	—	—	—	—
	02/27/17	9,340	3,113	—	$45.30	02/27/27	1,149	$88,841	—	—
	02/26/18	6,227	6,227	—	$37.60	02/26/28	2,298	$74,455	—	—
	02/25/19	2,323	6,968	—	$38.49	02/25/29	5,843	$189,297	—	—
	02/24/20	—	11,809	—	$32.51	02/24/30	10,459	$338,872	—	—
Darren K. Williams	02/27/12	2,250	—	—	$29.40	02/27/22	—	—	—	—
	02/19/13	2,250	—	—	$26.19	02/19/23	—	—	—	—
	02/24/14	2,500	—	—	$28.89	02/24/24	—	—	—	—
	02/23/15	5,000	—	—	$36.92	02/23/25	—	—	—	—
	02/29/16	5,000	—	—	$35.04	02/29/26	—	—	—	—
	02/27/17	5,702	1,901	—	$45.30	02/27/27	702	$22,729	—	—
	02/26/18	3,802	3,802	—	$37.60	02/26/28	1,403	$45,457	—	—
	02/25/19	1,355	4,064	—	$38.49	02/25/29	3,408	$110,419	—	—
	02/24/20	—	7,246	—	$32.51	02/24/30	6,418	$207,943	—	—

Footnotes:

(1)	All options except for the options granted in 2020, 2019, 2018 and 2017 were vested as of December 31, 2020.

(2)

All unexercisable options consist solely of those options granted in 2020, 2019, 2018 and 2017. The options granted in 2020, 2019, 2018 and 2017 vest equally over a four-year period ending on February 24, 2024, February 25, 2023, February 26, 2022, and February 27, 2021, respectively.

(3)

The shares of restricted stock granted in 2020, 2019, 2018 and 2017 vest equally over a four-year period ending on February 24, 2024, February 25, 2023, February 26, 2022, and February 27, 2021, respectively.

(4)	The market value is calculated by multiplying the number of restricted shares that has not vested by the price per share of the Company’s stock on December 31, 2020 ($32.40 per share).

Stock Option Exercises and Stock Vested During 2020

The following table sets forth certain information regarding individual stock option exercises and stock awards vested during 2020 by each of the named executive officers.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (2) ($)
Richard M. Adams	—	—	18,572	$585,421
Richard M. Adams, Jr.	—	—	6,174	$194,671
James J. Consagra, Jr.	—	—	6,174	$194,671
W. Mark Tatterson	—	—	4,883	$153,939
Darren K. Williams	—	—	2,714	$86,075

Footnotes:

(1)	Value determined by subtracting the exercise price per share from the market value of the common stock on the date of exercise.

(2)

Total value realized on vesting is equal to the number of shares acquired on vesting multiplied by the market price of the underlying securities on the vesting dates of February 25 ($32.51), February 26 ($31.43), February 27 ($31.42) and February 28, 2020 ($38.37).

Director Compensation

The following table sets forth certain information regarding the compensation earned by or awarded to each director who served on United’s Board of Directors in 2020 except for Mr. Richard M. Adams whose compensation as a named executive officer of the Company is presented in the Summary Compensation Table on page 45. Mr. R. Adams is not compensated for his board service.

Name	Fees Earned or Paid in Cash ($)	Stock Awards (6) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (7)	All Other Compensation ($)	Total ($)

Peter A. Converse (1) (8)	$56,753	$50,000	—	—	—	$120,000	$226,753

Michael P. Fitzgerald (2)	—	—	—	—	—	$364,313	$364,313

Theodore J. Georgelas (8)	$60,878	$50,000	—	—	—	—	$110,878

Dr. Patrice A. Harris (3) (8)	$8,334	$12,521	—	—	—	—	$20,855

J. Paul McNamara (4) (8)	$86,378	$50,000	—	—	$9,252	—	$145,630

Mark R. Nesselroad (8)	$90,003	$50,000	—	—	—	—	$140,003

Jerold L. Rexroad (5)	—	—	—	—	—	$540,352	$540,352

Albert H. Small, Jr. (8)	$51,003	$50,000	—	—	—	—	$101,003

Name	Fees Earned or Paid in Cash ($)	Stock Awards (6) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (7)	All Other Compensation ($)	Total ($)

Mary K. Weddle (8)	$71,753	$50,000	—	—	—	—	$121,753

Gary G. White (8)	$91,253	$50,000	—	—	—	—	$141,253

P. Clinton Winter (8)	$98,753	$50,000	—	—	—	—	$148,753

Footnotes:

(1)	Mr. Converse’s “Other Compensation” consists of $120,000 received for services performed under a contract as an independent contractor.

(2)

Mr. Fitzgerald’s “Other Compensation” includes a salary from United of $300,000, a cash incentive of $25,000, company contributions to his 401(k) Plan, life insurance, health and disability coverage premiums as well as perquisites of $13,085 which Mr. Fitzgerald receives in his capacity as President of United Bank. Mr. Fitzgerald’s perquisites consist of a country club membership and the personal use of a Company automobile.

(3)	Dr. Harris joined the Board on October 1, 2020.

(4)	Mr. McNamara received $258,555 under a SERP Agreement United assumed in the acquisition of Sequoia Bancshares, Inc. which is not included in the table above.

(5)

Mr. Rexroad joined the Board on May 1, 2020 as a result of the Carolina Financial acquisition. Mr. Rexroad’s “Other Compensation” includes a salary from United of $357,218, a cash incentive of $158,414, company contributions to his 401(k) Plan, life insurance, health and disability coverage premiums as well as a perquisite of $16,000 which Mr. Rexroad receives in his capacity as an Executive Vice President of United. Mr. Rexroad’s perquisite is an automobile allowance.

(6)

Compensation amounts reflect the grant date fair value of restricted stock awarded in accordance with FASB ASC Topic 718. The compensation amount was calculated using a closing stock price of $32.51 on the grant date of February 24, 2020 for all directors except for Dr. Harris. The compensation amount for Dr. Harris was calculated using a closing stock price of $29.67 on the grant date of November 10, 2020.

(7)	Change in the value of the director’s Pension and SERP during the year of 2020. For Mr. McNamara, his Pension value increased $1,391 and his SERP value increased $7,861.

(8)

As of December 31, 2020, Messrs. Converse, Georgelas, McNamara, Nesselroad, White, and Winter and Ms. Weddle held 3,071 unvested shares of restricted stock while Dr. Harris and Mr. Small had 422 and 2,318 unvested shares of restricted stock, respectively.

Each director of the Company, except for Mr. R. Adams, Mr. Fitzgerald and Mr. Rexroad, receives an annual retainer fee of $35,000 regardless of United Board Meeting attendance and $2,500 for each United Board Meeting attended or $1,250 if attended by conference call. However, due to health and safety concerns for our directors and employees as a result of the COVID-19 pandemic, most of the United Board Meetings were held virtually in 2020 and directors received $2,500 for each United Board Meeting attended virtually. In addition, each director of the Company, except for Mr. R. Adams, Mr. Fitzgerald and Mr. Rexroad, receives restricted stock awards with a total grant date fair value of $50,000 annually under the terms of United’s 2020 LTI Plan. Restricted shares granted to the directors have a three-year time-based vesting period. Recipients of restricted shares do not pay any consideration to United for the shares, have the right to vote all shares subject to such grant and receive all dividends with respect to such shares, whether or not the shares have vested. Mr. R. Adams, Mr. Fitzgerald and Mr. Rexroad receive no compensation for their United board service. As members of United Bank’s Board of Advisors (“Advisory Board”), Mr. Converse, Mr. Georgelas, Mr. McNamara, Mr. Small and Ms. Weddle, each receive a fee of $750 for each Advisory Board meeting attended or $375 if attended by conference call. However, members of the Advisory Board received $750 for each Advisory Board Meeting attended that was held virtually in 2020 as a result of the COVID-19 pandemic. Beginning in 2021, members of the Advisory Board will receive a fee of $1,000 for each Advisory Board meeting attended or $500 if attended by conference call.

Each director who serves on the Executive, Audit, Compensation, Risk, and Governance and Nominating Committees receives a fee of $2,500 for each United Board Committee Meeting attended or $1,250 if attended by conference call except for Mr. R. Adams, Mr. Fitzgerald and Mr. Rexroad. Mr. R. Adams, Mr. Fitzgerald and Mr. Rexroad receive no compensation for serving on any committee. However, due to health and safety concerns for our directors and employees as a result of the COVID-19 pandemic, most of the United Board Committee Meetings were held virtually in 2020; therefore, directors and chairmen of each committee received $2,500 for each United Board Committee Meeting attended virtually. Mr. White, as Chairman of the Audit Committee, receives a retainer payment of $3,750 per quarter without regard to committee meeting attendance in addition to the fee of $2,500 for each United Board Committee Meeting attended or $1,250 if attended by conference call. Mr. Winter, as Chairman of the Compensation Committee, receives a retainer payment of $1,875 per quarter without regard to committee meeting attendance in addition to the fee of $2,500 for each United Board Committee Meeting attended or $1,250 if attended by conference call. As Chairman of the Governance and Nominating Committee, Mr. McNamara receives a retainer payment of $1,875 per quarter without regard to committee meeting attendance in addition to the fee of $2,500 for each United Board Committee Meeting attended or $1,250 if attended by conference call. Mr. Nesselroad, as Chairman of the Risk Committee, receives a retainer payment of $1,875 per quarter without regard to committee meeting attendance in addition to the fee of $2,500 for each United Board Committee Meeting attended or $1,250 if attended by conference call. Mr. Winter, as Lead Director of the independent directors of the Board, receives a retainer payment of $3,750 per quarter without regard to meeting attendance. Directors are reimbursed for meeting attendance expenses in accordance with the Board’s reimbursement policy.

On November 24, 2008, the Board of Directors approved a Deferred Compensation Plan (the “DCP”) for the Directors of United as well as for the directors of its banking subsidiary, United Bank. This DCP was drafted to be compliant with Internal Revenue Code Section 409A. Under the DCP, any director may defer all or any portion of his or her fees for board service. A participant’s deferral account will be held in trust by United until distribution. Amounts deferred under the DCP will be payable twelve months after separation from service in either a single lump sum payment or equal monthly, quarterly or annual installment payments over a period of not more than five years.

Mr. Converse entered into an Independent Contractor Agreement with United Bank effective April 1, 2016. The Independent Contractor Agreement has an initial one-year term which extends for additional one year periods unless terminated by either party at any time on thirty days notice. Compensation under the Independent Contractor Agreement is $120,000 per year to be paid in equal semi-monthly installments.

On June 3, 2016, Mr. Fitzgerald entered into an Amended and Restated Employment Agreement with United and United Bank pursuant to which Mr. Fitzgerald agreed to serve as the Vice Chairman of United Bank at an annual base salary of $300,000. The original term of the Amended and Restated Employment Agreement was for two years. In May of 2018, Mr. Fitzgerald agreed to serve as President of United Bank at the same annual base salary of $300,000. Mr. Fitzgerald is entitled under his Amended and Restated Employment Agreement to a retention bonus of $739,200 payable over a period of twenty-three (23) months beginning thirteen (13) months after a separation from service.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

Compensation Committee Report

The following Compensation Committee Report shall not be deemed “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or Securities Exchange Act of 1934, each as amended, except to the extent that United specifically incorporates it by reference into such filing.

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

Dr. Patrice A. Harris	J. Paul McNamara
Mark R. Nesselroad	Gary G. White
P. Clinton Winter, Chairman

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of the following members: Dr. Patrice A. Harris, J. Paul McNamara, Mark R. Nesselroad, Gary G. White and P. Clinton Winter. No member of the Compensation Committee was a member or officer of the Company or any of its subsidiaries during 2020 or was formerly an officer of the Company or any of its subsidiaries. No executive officer of the Company has served as a member of the Compensation Committee or as a director of any other entity whose executive officers have served on the Compensation Committee of the Company or has served as a director of the Company. In addition, no member of the Compensation Committee has had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K under the Exchange Act.

REQUIREMENTS, INCLUDING DEADLINES, FOR SUBMISSION OF PROXY PROPOSALS, NOMINATIONS OF DIRECTORS, AND OTHER BUSINESS OF SHAREHOLDERS

Stock Transfers

United Bankshares, Inc. common stock is listed on the NASDAQ Global Select Market. The quotation symbol is “UBSI”.

Shareholder Proposals for 2022 Annual Meeting

Shareholder Proposals For Inclusion in Proxy Statement. Presently, the next annual meeting of United shareholders is scheduled for May 21, 2022. Under the SEC rules, any shareholder proposals to be presented at the 2022 Annual Meeting must be received at the principal office of United no later than November 30, 2021 for inclusion in the proxy statement and form of proxy relating to the 2022 Annual Meeting. If the scheduled date for the 2022 Annual Meeting is changed by more than thirty (30) days, shareholders will be informed of the new meeting date and the revised date by which shareholder proposals must be received. We strongly encourage any shareholder interested in submitting a proposal to consult knowledgeable counsel with regard to the detailed requirements of applicable securities laws. Submitting a proposal does not guarantee that we will include it in our proxy statement.

Shareholder Proposals for Presentation at 2022 Annual Meeting. In order to be considered for possible action by shareholders at the 2022 Annual Meeting, shareholder proposals not included in the Company’s proxy statement must be submitted to the principal office of United by February 13, 2022, which is 45 calendar days before the one-year anniversary of the date United released the previous year’s annual proxy statement to shareholders. If notice is not provided by February 13, 2022, the proposal will be considered untimely and, if presented at the 2022 Annual Meeting, the persons named in the Company’s proxy for the 2022 Annual Meeting will be able to exercise discretionary authority to vote on any such proposal to the extent authorized by Rule 14a-4(c) under the Securities Exchange Act of 1934, as amended.

All shareholder proposals must comply with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, as well as United’s Restated Bylaws.

Nomination of Directors

Shareholder nominations for Directors may be made only if such nominations are made in accordance with the procedures set forth in Article II, Section 5 of the Restated Bylaws of United, which section, in full, is set forth as follows:

Section 5. Nomination of directors. Directors shall be nominated by the Board prior to the giving of notice of any meeting of shareholders wherein directors are to be elected. Additional nominations of directors may be made by any shareholder; provided that such nomination or nominations must be made in writing, signed by the shareholder and received by the Chairman or President no later than ten (10) days from the date the notice of the meeting of shareholders was mailed; however, in the event that notice is mailed less than thirteen (13) days prior to the meeting, such nomination or nominations must be received no later than three (3) days prior to any meeting of the shareholders wherein directors are to be elected.

Shareholder Account Maintenance

Computershare acts as our Transfer Agent. All communications concerning accounts of shareholders of record, including address changes, name changes, inquiries as to requirements to transfer common shares and similar issues can be handled by either contacting:

Computershare	or	United Bankshares, Inc.
P.O. Box 505000		Shareholder Relations Department
Louisville, Kentucky 40233		United Square
(888) 470-5886		Fifth and Avery Streets
www.computershare.com/investor		Parkersburg, West Virginia 26101
(304) 424-8800

Shareholder Communications

Shareholders of United may communicate with the Board of Directors, including non-management directors, by sending a letter to UBSI Board of Directors, c/o W. Mark Tatterson, Chief Financial Officer, 514 Market Street, Parkersburg, WV 26101. Communications sent by qualified shareholders for proper, non-commercial purposes will be transmitted to the Board of Directors or appropriate committee as soon as practicable.

If the personnel responsible for receiving and processing the communications determine that the substance of the communication is not of a type that is appropriate for delivery to the Board of Directors, the personnel shall take the following action:

•

if the communication is in respect of an individual grievance or other interest that is personal to the party submitting the communication, the personnel shall determine if there exists a standing body or department of the Company which is authorized to deal with communications of this type and, if so, shall forward the communication to that body or department, and shall inform the person submitting the communication of this action; otherwise, the personnel shall take no further action with respect to such communication;

•

if the communication appears to advocate United’s engaging in illegal activity, the personnel shall refer the communication to counsel, which may be counsel in United’s legal department, and if counsel confirms this assessment, the personnel shall take no further action with respect to such communication;

•

if the communication appears to contain offensive, scurrilous or abusive content, the personnel shall refer the communication to a senior officer of United, and if the officer confirms this assessment, the personnel shall take no further action with respect to such communication; and

•

if the communication appears to have no rational relevance to the business or operations of United, the personnel shall refer the communication to a senior officer of United, and if the officer confirms this assessment, the personnel shall take no further action with respect to such communication.

If a communication is not presented to the directors because the personnel responsible for receiving and processing the communications deems that it is not appropriate for delivery to the directors under these procedures, that communication must nonetheless be made available to any director to whom it was directed and who wishes to review it.

FORM 10-K

The Company will furnish without charge to each person whose proxy is being solicited, upon the request of any such person, a copy of the Company’s annual report on Form 10-K for 2020. Requests for copies of such report should be directed to Shareholder Relations Department, United Bankshares, Inc., P. O. Box 1508, Parkersburg, West Virginia 26102.

Whether or not you plan to attend the Meeting, please mark, sign, date and promptly return the enclosed proxy in the enclosed envelope. No postage is required for mailing in the United States.

By Order of the Board of Directors

Richard M. Adams
Chairman of the Board and
Chief Executive Officer

March 30, 2021

UNITED BANK SHARES, I VOTE NC.000004 ENDORSEMENT_LINE______________ SACKPACK_____________ MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6    C123456789    000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card.    Votes submitted electronically must be received by 11:59 p.m., Eastern Time on May 11, 2021. Online Go to www.investorvote.com/UBSI2021 or scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/UBSI2021    Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.    2021 Annual Meeting Proxy Card    1234 5678 9012 345 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.    A Proposals — The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2 and 3. 1. Election of Directors:    01—Richard M. Adams 02—Charles L. Capito, Jr. 03—Peter A. Converse 04—Michael P. Fitzgerald 05—Theodore J. Georgelas 06—Dr. Patrice A. Harris 07—J. Paul McNamara 08—Mark R. Nesselroad 09—Jerold L Rexroad 10—Albert H. Small, Jr. 11—Mary K. Weddle 12—Gary G. White 13—P. Clinton Winter    Mark here to vote FOR all nominees    Mark here to WITHHOLD vote from all nominees    For All EXCEPT—To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.    2. To ratify the selection of Ernst & Young LLP to act as the independent registered public accounting firm for 2021.    For Against Abstain    3. To approve, on an advisory basis, the compensation of United’s named executive officers.    For Against Abstain    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, AND 3.    B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. Please sign exactly as name(s) appears hereon. Joint owners must sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.    IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A—C ON BOTH SIDES OF THIS CARD.    C 1234567890                J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MMMMMMM1 P C F 4 9 5 0 9 0 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 03EIQC +

Annual Meeting of United Bankshares, Inc. The 2021 Annual Meeting of Shareholders of United Bankshares, Inc. will be held on Wednesday, May 12, 2021 at 4:00 p.m. EST, virtually via the internet at www.meetingcenter.io/262072350 To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form. The password for this meeting is — UBSI2021. IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 12, 2021. This proxy statement, along with our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and our Annual Report, are available free of charge on the following website: www.ubsi-inc.com    Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/UBSI2021 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.    Proxy — UNITED BANKSHARES, INC. PROXY FOR 2021 ANNUAL SHAREHOLDERS’ MEETING Know all men by these presents that the undersigned shareholder(s) of United Bankshares, Inc., Charleston, West Virginia does hereby nominate, constitute and appoint James J. Consagra, Jr. and W. Mark Tatterson or either one of them, with full power to act alone as the true and lawful attorneys for the undersigned with full power of substitution for and in the name, place and stead of the undersigned to vote all the common stock of United Bankshares, Inc., standing in the undersigned’s name on its books on March 4, 2021, at the 2021 Annual Meeting of Shareholders to be held, virtually via www.meetingcenter.io/262072350 on May 12, 2021 at 4:00 p.m., local time or any adjournments thereof, with all the powers the undersigned would possess if personally present as follows: The undersigned acknowledges receipt of the Notice and Proxy Statement dated March 30, 2021, and hereby revokes all proxies previously given by the undersigned for said meeting. This proxy confers authority to vote “FOR” proposals 1, 2, and 3, unless otherwise indicated. The Board of Directors recommends a vote “FOR” proposals 1, 2, and 3. Unless a different allocation is indicated, the proxies will vote your total cumulative vote ratably for the directors for whom you are voting unless directed otherwise by the Board of Directors of United Bankshares, Inc. This proxy is solicited on behalf of the Board of Directors of United Bankshares, Inc. and may be revoked prior to its exercise. (Continued and to be marked, dated and signed, on the other side) C Non-Voting Items Change of Address — Please print new address below. Comments — Please print your comments below. IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A—C ON BOTH SIDES OF THIS CARD. +